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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EARTHLINK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 EARTHLINK, INC.
1375 Peachtree Street
Atlanta, Georgia 30309
(404) 815-0770

March 24, 2009

Dear Stockholders:

        You are cordially invited to attend the 2009 Annual Meeting of Stockholders of EarthLink, Inc., which will be held at 4:00 p.m. (local time) on Tuesday, May 5, 2009, at our offices at 1375 Peachtree Street, Atlanta, Georgia.

        The principal business of the 2009 Annual Meeting of Stockholders will be (i) the election of three Class I directors nominated by the Board of Directors as set forth in the Proxy Statement; (ii) the ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009; and (iii) the vote on a stockholder proposal regarding a report on our Internet network management practices (assuming this proposal is properly presented at the 2009 Annual Meeting of Stockholders).

        As permitted by rules adopted by the Securities and Exchange Commission, we are making our Proxy Statement and 2008 Annual Report available to our stockholders electronically over the Internet. You may read, print and download our Proxy Statement and 2008 Annual Report at www.proxyvote.com. On or about March 24, 2009, we mailed our stockholders a notice containing instructions on how to access our Proxy Statement and 2008 Annual Report and vote online or by telephone. The notice also provides instruction on how you can request a paper copy of these documents if you desire.

        If you do not attend the 2009 Annual Meeting of Stockholders, you may vote your shares, by telephone or by Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. The proxy card materials provide you with details on how to vote by these three methods. Whether or not you plan to attend the 2009 Annual Meeting of Stockholders, we encourage you to vote in the method that suits you best so that your shares will be voted at the 2009 Annual Meeting of Stockholders. If you decide to attend the 2009 Annual Meeting of Stockholders, you may revoke your proxy and personally cast your vote.

        Thank you, and we look forward to seeing you at the 2009 Annual Meeting of Stockholders or receiving your proxy vote.

Sincerely yours,

Rolla P. Huff Chairman of the Board, Chief Executive Officer and President

EARTHLINK, INC.
1375 Peachtree Street
Atlanta, Georgia 30309
(404) 815-0770

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2009 Annual Meeting of Stockholders of EarthLink, Inc. will be held at 4:00 p.m. (local time), on Tuesday, May 5, 2009, at 1375 Peachtree Street, Atlanta, Georgia. The meeting is called for the following purposes:

  1.
  To elect three Class I directors nominated by the Board of Directors as set forth in the Proxy Statement for a three-year term;

  2.
  To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009;

  3.
  To vote on a stockholder proposal regarding a report on our Internet network management practices, if properly presented at the meeting; and

  4.
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 13, 2009 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

Rolla P. Huff Chairman of the Board, Chief Executive Officer and President

Atlanta, Georgia
March 24, 2009

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE OR BY INTERNET SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU WISH, YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

EARTHLINK, INC.
1375 Peachtree Street
Atlanta, Georgia 30309

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held May 5, 2009

        This Proxy Statement is furnished by and on behalf of the Board of Directors of EarthLink, Inc. in connection with the solicitation of proxies for use at the 2009 Annual Meeting of Stockholders of EarthLink to be held at 4:00 p.m. (local time) on Tuesday, May 5, 2009, at our offices at 1375 Peachtree Street, Atlanta, Georgia, and at any adjournments or postponements thereof. This Proxy Statement and the proxy card are being made available to our stockholders of record on March 13, 2009, the record date. We are making these materials available to you on the Internet or, upon your request, are delivering printed versions of these materials to you by mail. On or about March 24, 2009, we mailed a notice to stockholders containing instructions on how to access the Proxy Statement and 2008 Annual Report and vote.

        THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES BY ANY OF THE THREE AVAILABLE METHODS—BY MAIL, BY TELEPHONE OR BY INTERNET. IF YOU VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD.

YOUR VOTE IS IMPORTANT!

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

        Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Stockholders can vote in person at the 2009 Annual Meeting of Stockholders or by proxy. There are three ways to vote by proxy:

  •
  By Telephone—You can vote by telephone by calling 1 (800) 690-6903 and following the instructions on the proxy card if you are located in the United States;

  •
  By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

  •
  By Mail—You can vote by mail by signing, dating and mailing the enclosed proxy card if you received your proxy materials by mail.

        Internet and telephone facilities for stockholders of record will be available 24 hours a day and close at 11:59 p.m. (Eastern time) on May 4, 2009.

        Unless contrary instructions are specified, if the proxy card is executed and returned (and not revoked) prior to the 2009 Annual Meeting of Stockholders, the shares of our common stock, $0.01 par value per share, or Common Stock, represented thereby will be voted (1) FOR the election of the three director nominees named in this Proxy Statement; (2) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009; and (3) AGAINST the stockholder proposal regarding a report on our Internet network management practices. The submission of a proxy will not affect a stockholder's right to attend and to vote in person at the 2009 Annual Meeting of Stockholders. A stockholder who submits a proxy may change or revoke it at any time before it is voted by filing with our Corporate Secretary either a written revocation or an executed proxy bearing a later date, by attending and voting in person at the 2009 Annual Meeting of Stockholders or granting a subsequent proxy through the Internet or by telephone.

        Only holders of record of Common Stock as of the close of business on March 13, 2009 will be entitled to vote at the 2009 Annual Meeting of Stockholders. Holders of shares authorized to vote are entitled to cast one vote per share on all matters voted upon at the 2009 Annual Meeting of Stockholders. As of the close of business on the record date, there were 106,020,722 shares of Common Stock issued and outstanding.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the 2009 Annual Meeting of Stockholders, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the 2009 Annual Meeting of Stockholders in order to vote.

        Only stockholders who own EarthLink Common Stock as of the close of business on March 13, 2009 will be entitled to attend the 2009 Annual Meeting of Stockholders. Proof of stock ownership as of this date and some form of government-issued photo identification (such as a valid drivers license or passport) will be required for admission to the 2009 Annual Meeting of Stockholders. If you hold your shares of Common Stock in a brokerage account or through another nominee, you are the beneficial owner of those shares but not the record holder and you will need to obtain a "legal proxy" from the record holder to attend the 2009 Annual Meeting of Stockholders.

Quorum Required

        According to our bylaws, the holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, the stockholders who are present at the 2009 Annual Meeting of Stockholders in person or by proxy and who abstain from voting are considered stockholders who are present and entitled to vote and they count toward a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Vote Required

        Under rules of self-regulatory organizations governing brokers, brokers holding shares of record for customers generally are entitled to vote on "routine" matters without voting instructions from their customers. The election of directors and the ratification of the appointment of Ernst & Young LLP are considered routine matters. However, brokers may not vote shares with respect to the stockholder proposal without voting instructions from their customers because this proposal is not considered "routine."

        Under our certificate of incorporation, directors are elected by a plurality of the votes of the shares entitled to vote and present in person or represented by proxy at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. A stockholder may withhold votes from any or all nominees by notation on the proxy card. Except to the extent that a stockholder withholds votes from any or all nominees, the persons named in the proxy card, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. However, our Corporate Governance Guidelines contain a policy that requires any nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who receives a greater number of votes "withheld" from his or her election than votes "for" such election to tender his or her resignation to the Board of Directors. The Board of Directors then would consider whether to accept this resignation in accordance with the procedures set forth in our Corporate Governance Guidelines. The policy is available for review at the following website,

www.earthlink.net. The policy may be reviewed by clicking "About Us," then "Investor Relations," then "Corporate Governance" and then "Corporate Governance Guidelines."

        Ratifying the appointment of Ernst & Young LLP for the year ending December 31, 2009 requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2009 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

        Approval of the stockholder proposal regarding a report on our Internet network management practices (assuming this proposal is properly presented at the 2009 Annual Meeting of Stockholders) requires the affirmative vote of the majority of the votes cast on the proposal at the 2009 Annual Meeting of Stockholders. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

        With respect to any other matters that may come before the 2009 Annual Meeting of Stockholders, if proxies are returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in our best interests and the best interests of our stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors

        Our certificate of incorporation provides that we shall have at least two and not more than seventeen directors, with the exact number to be fixed by resolution of the Board of Directors from time to time or by a majority vote of the stockholders entitled to vote on directors. The current size of the Board of Directors is fixed at seven, and we currently have seven directors. The Board of Directors held thirteen meetings during the year ended December 31, 2008. During 2008, each incumbent member of the Board of Directors attended at least 75% of the aggregate number of (i) meetings of the Board of Directors and (ii) meetings held by all committees of the Board of Directors on which the director served at the time the director was a member of the Board of Directors or the committee.

        As established in our certificate of incorporation, the Board of Directors is divided into three classes, designated as Class I, Class II and Class III. The current seven-member Board of Directors consists of three Class I members, three Class II members and one Class III member. The term for each class is three years, which expires at the third succeeding Annual Meeting of Stockholders after the respective class election. The term for our Board of Directors' Class I directors expires at this year's 2009 Annual Meeting of Stockholders.

Nominees Standing for Election

        The Corporate Governance and Nominating Committee has recommended and the Board of Directors has nominated Marce Fuller, Thomas E. Wheeler and M. Wayne Wisehart for election as Class I directors to the Board of Directors at the 2009 Annual Meeting of Stockholders, each to serve until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The Board of Directors has determined that Ms. Fuller and Messrs. Wheeler and Wisehart are "independent" as discussed below under "Corporate Governance Matters—Director Independence." If a nominee is unavailable to serve as a director, proxies may be voted for another nominee proposed by the Corporate Governance and Nominating Committee and the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the 2009 Annual Meeting of Stockholders.

        Set forth below is certain biographical information furnished to us by the directors standing for election at the 2009 Annual Meeting of Stockholders:

Marce Fuller—Class I Director

Age: 48

        Ms. Fuller has served on our Board of Directors since October 2001. She was the President and Chief Executive Officer of Mirant Corporation, or Mirant, a U.S. marketer of power and natural gas, from July 1999 through September 2005, and served as a member of Mirant's Board of Directors until January 2006. From September 1997 to July 1999, Ms. Fuller served as President and Chief Executive Officer of the Mirant Americas Energy Marketing division of Mirant. From May 1996 to September 1997, Ms. Fuller was Senior Vice President of Mirant's North American operations and business development, and from February 1994 to May 1996, she was Mirant's Vice President for domestic business development. Ms. Fuller serves on the Board of Directors of Curtiss-Wright Corporation, Benevolink and the Leadership Board of the College of Engineering, University of Alabama.

Thomas E. Wheeler—Class I Director

Age: 62

        Mr. Wheeler has served on our Board of Directors since July 2003. Mr. Wheeler is a managing director of Core Capital Partners, a venture capital fund, and President and Chief Executive Officer of Shiloh Group, LLC, a strategy development and private investment company specializing in telecommunications services. From 1992 through October 2003, Mr. Wheeler served as the President and Chief Executive Officer of the Cellular Telecommunications & Internet Association. Mr. Wheeler led President Obama's Transition Team on Science, Technology, Space and the Arts.

M. Wayne Wisehart—Class I Director

Age: 63

        Mr. Wisehart has served on our Board of Directors since July 2008. Mr. Wisehart is a member of the Board of Directors of Marchex, Inc. where he serves as the chairman of the Audit Committee. Mr. Wisehart served as Chief Financial Officer of aQuantive, Inc., a digital marketing services company, from March 2006 until September 2007. aQuantive was acquired by Microsoft in August 2007. Prior to this position, Mr. Wisehart served as Executive Vice President and Chief Financial Officer of Western Wireless Corporation, a cellular phone service provider, from January 2003 until September 2005. Western Wireless was acquired by Alltel in August 2005. Prior to that time, Mr. Wisehart served as Chief Financial Officer of iNNERHOST, Inc., a web hosting services company, from October 2000 through February 2002, and as President and Chief Executive Officer for Teledirect International, Inc., a marketing automation software company, from February 1999 through October 2000.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

Directors Not Standing for Election

        Below is certain biographical information furnished to us by each of the directors not subject to a vote at the 2009 Annual Meeting of Stockholders.

Susan D. Bowick—Class II Director

Age: 60

        Ms. Bowick has served on our Board of Directors since May 2008. Ms. Bowick is a member of the Board of Directors of Comverse Technology, Inc. where she serves as the chairperson of the Compensation Committee. Ms. Bowick has served as a consultant to several global technology companies, including SAP, Nokia and Nokia Siemens Networks. From 1977 to 2004, Ms. Bowick served in various executive positions with Hewlett-Packard Company, most recently as Executive Vice President, Human Resources and Workforce Development.

Terrell B. Jones—Class II Director

Age: 60

        Mr. Jones has served on our Board of Directors since October 2003. Mr. Jones is a self-employed consultant. Mr. Jones served as President and Chief Executive Officer of Travelocity.com Inc., a provider of online travel reservation capabilities, from January 1998 through May 2002. Mr. Jones served as a director of Travelocity.com Inc. from March 2000 through May 2002. Prior to that time, Mr. Jones served in various executive officer positions with Sabre Inc. and Sabre Holdings Corporation, including Chief Information Officer. Mr. Jones is managing partner of Essential Ideas, a consulting firm, and also serves as a special venture partner of General Catalyst Partners, a venture capital firm. Mr. Jones is Chairman of Kayak Software Corporation and a member of the Board of Directors of Rearden Commerce, Inc.

David A. Koretz—Class II Director

Age: 29

        Mr. Koretz has served on our Board of Directors since May 2008. Mr. Koretz is the President and Chief Executive Officer of BlueTie Inc., a provider of web-based applications and monetization platforms for businesses, software developers and service providers worldwide. Mr. Koretz serves as a member of the Board of Directors of several privately-held companies. Mr. Koretz is a member of the Dean's Council at the Golisano School of Computing at Rochester Institute of Technology.

Rolla P. Huff—Class III Director

Age: 52

        Mr. Huff is our President and Chief Executive Officer and a member of our Board of Directors and has served in those positions since June 2007. He was elected Chairman of the Board in January 2008. Mr. Huff was appointed as the Chief Executive Officer of Mpower Holding Corporation in November 1999 and as the Chairman of the Board of Mpower in July 2001 and served in both capacities until its merger with a subsidiary of U.S. TelePacific Holdings Corp. in August 2006. From March 1999 until its acquisition in September 1999, Mr. Huff served as President and Chief Operating Officer of Frontier Corporation and served as Executive Vice President and Chief Financial Officer of that corporation from May 1998 to March 1999. From July 1997 to May 1998, Mr. Huff was President of AT&T Wireless for the Central U.S. region and Mr. Huff served as Senior Vice President and Chief Financial Officer of that company from 1995 to 1997. From 1994 to 1995, Mr. Huff was Financial Vice President of Mergers and Acquisitions for AT&T.

Committees of the Board of Directors

        We have the following standing committees of our Board of Directors: Leadership and Compensation Committee, Audit Committee, Corporate Governance and Nominating Committee and Finance Committee. Each committee has a charter which is available for review at the following website, www.earthlink.net. The charters may be found by clicking "About Us," then "Investor Relations" and then "Corporate Governance."

  Leadership and Compensation Committee

        The Leadership and Compensation Committee presently consists of Ms. Bowick (Chairperson), Mr. Jones and Mr. Wheeler. The Leadership and Compensation Committee met ten times during the year ended December 31, 2008. The Leadership and Compensation Committee establishes and approves cash and long-term incentive compensation for our executive officers and directors. The Leadership and Compensation Committee also administers our equity-based compensation plans. The Board of Directors has determined that the members of our Leadership and Compensation Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc., or NASD, Listing Standards for Nasdaq-listed companies.

  Audit Committee

        The Audit Committee presently consists of Mr. Wisehart (Chairperson), Ms. Fuller and Mr. Koretz. The Audit Committee met ten times during the year ended December 31, 2008. The Audit Committee is responsible for selecting our independent registered public accounting firm, reviewing the results and scope of audits and other services provided by our independent registered public accounting firm, reviewing the results and scope of audits performed by our internal auditors, and reviewing and evaluating our financial reporting and disclosure processes and internal control functions, including management's evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that the members of our Audit Committee are independent as defined in Rules 4200(a)(15) and 4350(d) of the NASD Listing Standards for Nasdaq-listed companies and Sections 10A(m)(3)(a) and (B) of the Securities Exchange Act of 1934, as amended. In addition, the Board of Directors has determined that all members of our Audit Committee are financially literate as prescribed by the NASD Listing Standards and that Mr. Wisehart is an "audit committee financial expert," within the meaning of the regulations promulgated by the Securities and Exchange Commission, or SEC. No member of the Audit Committee received any payments in 2008 from us or our subsidiaries other than compensation received as a director of EarthLink.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee presently consists of Ms. Fuller (Chairperson), Ms. Bowick, Mr. Jones, Mr. Koretz, Mr. Wheeler and Mr. Wisehart. The Corporate Governance and Nominating Committee met six times during the year ended December 31, 2008. The Corporate Governance and Nominating Committee is responsible for overseeing our corporate governance principles, guidelines and practices, and identifying, nominating, proposing and qualifying nominees for open seats on the Board of Directors. The Board of Directors has determined that the members of our Corporate Governance and Nominating Committee are independent as defined in Rule 4200(a)(15) of the NASD Listing Standards for Nasdaq-listed companies.

  Finance Committee

        The Finance Committee presently consists of Mr. Huff (Chairperson), Ms. Fuller, Mr. Wheeler and Mr. Wisehart. The Finance Committee met one time during the year ended December 31, 2008. The Finance Committee is responsible for reviewing and evaluating strategic decisions regarding a material expansion of or exit from existing lines of business, entry into new lines of business proposed to be made by us, acquisitions of businesses and assets, and in some cases, making recommendations regarding proposed investments and strategic decisions to the Board of Directors for its consideration and approval. The Finance Committee charter requires that at least a majority of its members be independent directors.

Corporate Governance Matters

  Identifying and Evaluating Nominees

        The Corporate Governance and Nominating Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, our officers and employees, and other sources that the Corporate Governance and Nominating Committee deems appropriate. The Corporate Governance and Nominating Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with our certificate of incorporation. In addition to the Corporate Governance and Nominating Committee's charter, we have Corporate Governance Guidelines that contain, among other matters, important information concerning the Corporate Governance and Nominating Committee's responsibilities when identifying and evaluating nominees for director. You will find the charter and guidelines at www.earthlink.net by selecting the following links: "About Us," then "Investor Relations" and then "Corporate Governance."

        As required by our certificate of incorporation, any stockholder recommendation for a nominee for director to be voted upon at the 2010 Annual Meeting of Stockholders must be submitted in writing to our Corporate Secretary no later than 90 days in advance of our 2010 Annual Meeting of Stockholders, which is scheduled for May 4, 2010. In addition, the stockholder's notice must include (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of shares entitled to vote at the applicable meeting and intends to appear in person or by proxy at the applicable meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) all other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy statement filed pursuant to the then-current proxy rules of the SEC if the nominees were to be nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director if elected. These requirements are separate from the requirements that stockholders must meet to include proposals in the proxy materials for the 2010 Annual Meeting of Stockholders, discussed later in this Proxy Statement.

        When evaluating prospective nominees, the Corporate Governance and Nominating Committee considers the current composition of the Board of Directors and the characteristics of each individual under consideration, including the individual's competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other qualities the committee deems appropriate. It also is important to the Corporate Governance and Nominating Committee that the Board of Directors works together in a cooperative fashion. When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance and Nominating Committee also considers that individual's past contribution and future commitment to EarthLink. The Corporate Governance and Nominating Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. Additionally, the Corporate Governance and Nominating Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy Nasdaq listing standards and SEC requirements. The Corporate Governance and Nominating Committee will also seek to ensure that the Board of Directors, and consequently the Audit Committee, will have at least three independent members that satisfy Nasdaq financial and accounting experience requirements and at least one member who qualifies as an audit committee financial expert.

        During 2008, the Corporate Governance and Nominating Committee began to prepare for the possible retirement of directors who had served on the Board of Directors for many years. Accordingly, the Corporate Governance and Nominating Committee engaged an executive search firm to assist it in identifying qualified candidates to serve on the Board of Directors. Based on suggestions from this executive search firm and the Corporate Governance and Nominating Committee's evaluation of the candidates, the Corporate Governance and Nominating Committee recommended to the Board of Directors the appointment of Susan D. Bowick, David A. Koretz and M. Wayne Wisehart to our Board of Directors during 2008 in connection with the resignations of former directors Linwood A. Lacy, Jr., Robert M. Kavner and William H. Harris, Jr. In this regard, the Corporate Governance and Nominating Committee took into account each of these individual's extensive prior experience in the technology industry and Mr. Wisehart's qualification as an "audit committee financial expert."

        There is no difference in the manner by which the Corporate Governance and Nominating Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

  Director Independence

        The Board of Directors considers director independence based both on the meaning of the term "independent director" set forth in Rule 4200(a)(15) of the Listing Standards for Nasdaq listed companies and on an overall review of transactions and relationships, if any, between the director and us.

        In January 2009, the Board of Directors undertook its annual review of director independence. During this review, the Board of Directors considered transactions and relationships, if any, between each director or any member of his or her immediate family and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

        The Board of Directors has determined that Ms. Bowick, Ms. Fuller and Messrs. Jones, Koretz, Wheeler and Wisehart are independent. As determined by the Board of Directors, we have one director who is not independent, Mr. Huff, who is our Chairman, President and Chief Executive Officer.

        The independent directors of the Board of Directors meet in executive session at least quarterly.

  Lead Director

        Ms. Fuller serves as our independent Lead Director. In her role as independent Lead Director, Ms. Fuller has the following duties:

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  presides at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of the independent directors;

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  serves as liaison between the Chairman of the Board and the independent directors;

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  provides advice and counsel to the Chairman of the Board on Board of Directors meeting schedules to assure there is sufficient time for all agenda items;

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  has the authority to call meetings of the independent directors;

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  is available for consultation and direct communication, under appropriate circumstances, if requested by major shareholders; and

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  serves as Chairperson of the Corporate Governance and Nominating Committee.

  Stockholder Communications with the Board of Directors

        We encourage stockholders to communicate with our Board of Directors by sending written correspondence to EarthLink, Inc., Attention: Lead Director, 1375 Peachtree Street, Mail Stop 1A7-14, Atlanta, Georgia, 30309. We do not screen correspondence for content but may screen regular incoming mail for security reasons. The Lead Director and her duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Lead Director is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board of Directors or other appropriate body.

  Annual Performance Evaluations

        Our Corporate Governance Guidelines provide that the Board of Directors and its Committees shall conduct an annual evaluation to assess and enhance their effectiveness. The Audit Committee, Leadership and Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Board of Directors, Audit Committee, Leadership and Compensation Committee and Corporate Governance and Nominating Committee each conducted an annual self-evaluation process during 2008.

  Policy Regarding Attendance at Annual Meetings

        We have a policy encouraging directors to attend annual meetings of stockholders. At the time of our 2008 Annual Meeting of Stockholders we had seven directors, all of whom were present at the 2008 Annual Meeting of Stockholders.

  Codes of Ethics

        We have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers. We also have a Code of Business Conduct and Ethics for directors, officers and employees. Copies of each of these codes may be found at the following website, www.earthlink.net. You will find the codes by selecting the following links: "About Us," then "Investor Relations" and then "Corporate Governance."

Corporate Governance and Nominating Committee Report

        The Corporate Governance and Nominating Committee's overall purposes are to (a) oversee our corporate governance principles, guidelines and practices, including compliance with our Code of Business Conduct and Ethics, and (b) identify, interview, qualify and nominate individuals to stand for election to, or fill any vacant seats on, the Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors is comprised entirely of independent directors.

        The Corporate Governance and Nominating Committee operates under a written charter. During the past year, the Corporate Governance and Nominating Committee has reviewed and reassessed its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Corporate Governance and Nominating Committee.

        Among the Corporate Governance and Nominating Committee's activities during 2008 and to date in 2009 were the following:

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  Approved amendments to the charter of our Leadership and Compensation Committee to reflect the duties and responsibilities of that committee.

  •
  Recommended new members to the Board of Directors in connection with the resignation or retirement of members of the Board of Directors during the course of 2008, and recommended directors for appointment to the Audit, Leadership and Compensation, Corporate Governance and Nominating and Finance Committees.

  •
  Appointed Marce Fuller to the position of independent Lead Director upon the retirement of Robert M. Kavner.

        Also, in connection with the 2009 Annual Meeting of Stockholders, the Corporate Governance and Nominating Committee reviewed each director's independence and affirmed that, other than Mr. Huff, each is independent based on the independence standards outlined in the NASD Listing Standards for Nasdaq-listed companies and other standards considered by the Corporate Governance and Nominating Committee. Additionally, the Corporate Governance and Nominating Committee reviewed the qualifications of each of the Class I directors nominated and determined that each nominee qualified for election at the 2009 Annual Meeting of Stockholders.

                Submitted by: Corporate Governance and Nominating Committee

                Marce Fuller (Chairperson)
                Susan D. Bowick
                Terrell B. Jones
                David A. Koretz
                Thomas E. Wheeler
                M. Wayne Wisehart

        The Corporate Governance and Nominating Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Director Compensation

        The following table presents information relating to total compensation of our directors for the year ended December 31, 2008, other than Rolla P. Huff, our Chairman, President and Chief Executive Officer, who did not receive additional compensation as a director and whose compensation is included in the Summary Compensation Table elsewhere in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		Option Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Susan D. Bowick	$36,000		$42,500	(3)(4)	$—		$—	$—	$—	$78,500
Sky D. Dayton(5)(6)	—		4,375		186		—	—	—	4,561
Marce Fuller	80,500		39,375	(3)	38,201	(7)	—	—	—	158,076
William H. Harris, Jr.(6)	24,000		26,875		319	(7)	—	—	—	51,194
Terrell B. Jones	58,527	(8)	39,375	(3)	38,201	(7)	—	—	—	136,103
Robert M. Kavner(6)	51,000		26,875		319	(7)	—	—	—	78,194
David A. Koretz	27,500		42,500	(3)(4)	—		—	—	—	70,000
Linwood A. Lacy, Jr.(6)	29,500		26,875		333	(7)	—	—	—	56,708
Thomas E. Wheeler	91,000		39,375	(3)	38,201	(7)	—	—	—	168,576
M. Wayne Wisehart	37,500		18,750	(4)	—		—	—	—	56,250

(1)
Compensation for stock awards represents the amount of compensation cost recognized during the year ended December 31, 2008 for financial accounting purposes in accordance with Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payment." The awards for which expense is shown in this table include the stock awards granted during 2008, as well as stock awards granted prior to 2008 for which we continued to recognize expense in 2008. Assumptions used in the calculation of these award amounts are included in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference into this Proxy Statement. The aggregate number of stock awards outstanding as of December 31, 2008, were as follows: Ms. Bowick, 8,343, Mr. Dayton, 0, Ms. Fuller, 9,316, Mr. Harris, 0, Mr. Jones, 9,316, Mr. Kavner, 0, Mr. Koretz, 8,343, Mr. Lacy, 0, Mr. Wheeler, 9,316 and Mr. Wisehart, 5,357.

(2)
Compensation for option awards represents the amount of compensation cost recognized during the year ended December 31, 2008 for financial accounting purposes in accordance with Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payment." The awards for which expense is shown in this table include option awards granted during 2008, as well as option awards granted prior to 2008 for which we continued to recognize expense in 2008. Assumptions used in the calculation of these award amounts are included in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference into this Proxy Statement. The aggregate number of option awards outstanding as of December 31, 2008, were as follows: Ms. Bowick, 0, Mr. Dayton, 67,500, Ms. Fuller, 105,000, Mr. Harris, 0, Mr. Jones, 65,000, Mr. Kavner, 0, Mr. Koretz, 0, Mr. Lacy, 0, Mr. Wheeler, 65,000 and Mr. Wisehart, 0.

(3)
Pursuant to the EarthLink, Inc. Board of Directors Compensation Plan, on July 22, 2008, we granted restricted stock units valued at $30,000 to each independent director serving on our Board of Directors on that date. The number of restricted stock units granted to each of these directors was 3,571 shares, which was based on the closing price of EarthLink Common Stock on the date of grant, or $8.40 per share. The restricted stock units vest and become exercisable one year from the date of grant.

(4)
Pursuant to the EarthLink, Inc. Board of Directors Compensation Plan, on May 15, 2008, we granted restricted stock units valued at $45,000 to Ms. Bowick and Mr. Koretz for joining the Board of Directors. The number of restricted stock units granted to each of these directors was 4,772 shares, which was based on the closing price of EarthLink Common Stock on the date of grant, or $9.43 per share. Pursuant to the EarthLink, Inc. Board of Directors Compensation Plan, on July 22, 2008, we granted restricted stock units valued at $45,000 to Mr. Wisehart for joining the Board of Directors. The number of restricted stock units granted to Mr. Wisehart was 5,357 shares, which was based on the closing price of EarthLink Common Stock on the date of grant, or $8.40 per share. The restricted stock units vest and become exercisable one year from the date of grant.

(5)
As a non-independent director, Mr. Dayton did not receive compensation as a director in 2008. However, we recognized compensation cost for stock awards and option awards granted to Mr. Dayton prior to 2008 for financial accounting purposes in accordance with Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payment."

(6)
These directors resigned from the Board of Directors on the following dates: Sky D. Dayton, October 22, 2008; William H. Harris, Jr., July 25, 2008; Robert M. Kavner, July 25, 2008; and Linwood A. Lacy, Jr., May 8, 2008.

(7)
Pursuant to the EarthLink, Inc. Board of Directors Compensation Plan, on January 2, 2008, we granted 10,000 options to purchase Common Stock to each independent director serving on our Board of Directors on that date. The exercise price of these options is $6.98 per share, which represents the fair market value of the underlying shares of Common Stock on the date the options were granted. The grant-date fair value of the stock options granted was $2.49 per share. The options vest and become exercisable 25% on each of the next four anniversary dates of the date of grant.

(8)
Fees paid to Mr. Jones include pro rata fees for serving as the interim Chairperson of the Leadership and Compensation Committee from May 8, 2008 through July 22, 2008.

        During 2008, we paid each independent director an annual retainer of $35,000 for serving on the Board of Directors, paid semi-annually. We paid the Chairperson of the Leadership and Compensation Committee, the Chairperson of the Finance Committee and the Chairperson of the Corporate Governance and Nominating Committee an additional annual retainer of $10,000 for serving in such capacity, paid semi-annually. We paid the chairperson of the Audit Committee an additional annual retainer of $20,000 for serving in such capacity, paid semi-annually.

        The independent director designated to serve on the Board of Directors of HELIO received an additional $60,000 annual retainer, paid semi-annually. Mr. Wheeler was our independent director who served on the HELIO Board of Directors during a portion of 2008. In August 2008, Virgin Mobile USA, Inc. ("Virgin Mobile") acquired HELIO and we no longer had an independent director designated to serve on the Board of Directors of HELIO after that date.

        During 2008, we paid each independent member of the Board of Directors $1,000 for each full Board of Directors and committee meeting he or she attended in person ($500 if he or she attended telephonically). We also reimbursed directors for the expenses they incurred in attending meetings of the Board of Directors or committees thereof. The independent director designated to serve on the Board of Directors of HELIO was paid $1,000 for each full HELIO Board of Directors and committee meeting he attended in person and $500 for each full HELIO Board of Directors and committee meeting he attended telephonically.

        Under the Board of Directors Compensation Plan, independent directors receive an initial grant when they join the Board of Directors of restricted stock units covering stock valued at $45,000 on the date of grant. Each independent director also receives a grant of restricted stock units twice each year covering stock valued at $30,000 at the time of the grant. The grants are made on the first business day of January of each year and on the date of the July Board of Directors meeting each year. The restricted stock units vest after one year or upon an earlier change in control, and upon vesting the director will receive shares of Common Stock. Previously, directors could defer receipt of cash payments and stock to be received under restricted stock units in accordance with our Second Deferred Compensation Plan for Directors and Certain Key Employees. This plan was terminated in January 2009.

        Commencing July 22, 2008, Ms. Fuller was elected to a new position of Lead Director, following the retirement of Mr. Kavner from our Board of Directors. We pay the Lead Director an additional annual retainer of $20,000, payable semi-annually.

        Our Chief Executive Officer does not receive additional compensation for serving as a director, Chairman of the Board or Chairman of the Finance Committee.

        We pay program fees and associated travel expenses for each director to participate in relevant director education programs.

        We do not pay additional compensation to directors who are not independent for their service as directors but do reimburse such directors for expenses incurred in attending meetings of the Board of Directors and its committees.

        The Leadership and Compensation Committee periodically considers our Board of Directors compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on the Board of Directors and its various committees. The Leadership and Compensation Committee also periodically reviews the compensation policies of other public company boards of directors by reviewing market surveys of director compensation data prepared by third party consulting firms, including a survey of technology companies. In February 2008, the Leadership and Compensation Committee amended our directors compensation policy to provide for additional compensation for our Lead Director. In July 2008, the Leadership and Compensation Committee amended our director compensation policy to replace grants of stock options with grants of restricted stock units. The Leadership and Compensation Committee may review director compensation again during 2009.

 EXECUTIVE OFFICERS

        Our executive officers serve at the discretion of the Board of Directors, and serve until they resign, are removed or are otherwise disqualified to serve, or until their successors are elected and qualified. Our executive officers presently include: Rolla P. Huff, Kevin F. Brand, Samuel R. DeSimone, Jr., James G. Dole, Kevin M. Dotts, Craig I. Forman, Stacie S. Hagan, David H. W. Shipps and Joseph M. Wetzel. The following sets forth biographical information for our executive officers who are not directors. Biographical information for Rolla P. Huff, who is also a director, is provided in the section entitled "Proposal 1—Election of Directors—Directors Not Standing for Election" of this Proxy Statement.

Kevin F. Brand—Vice President, Products

Age: 50

        Mr. Brand has served as our Vice President, Products since November 2003. Mr. Brand joined us in June 2001 and served as Vice President, Network Operations prior to his current role. Mr. Brand was Executive Vice President of Operations at CAIS Internet from November 1999 through January 2001. From June 1980 through November 1999, Mr. Brand worked in a variety of management positions at AT&T, AT&T Paradyne and AT&T Bell Laboratories in operations, customer support, product management, marketing and technical areas.

Samuel R. DeSimone, Jr.—General Counsel and Secretary

Age: 49

        Mr. DeSimone has served as our General Counsel and Secretary since February 2000. Prior to that, Mr. DeSimone served in such capacities at MindSpring Enterprises Inc. since November 1998 prior to its merger with EarthLink in 2000. From September 1995 to August 1998, Mr. DeSimone served as Vice President of Corporate Development with Merix Corporation, a printed circuit board manufacturer. From June 1990 to August 1995, he was an associate attorney and a partner with Lane Powell Spears Lubersky of Portland, Oregon.

James G. Dole—Chief Corporate Development Officer

Age: 50

        Mr. Dole has served as our Chief Corporate Development Officer since August 2007. From February 2005 until August 2006, Mr. Dole served as Senior Vice President of Strategic Implementation of Mpower Holding Corporation. Mr. Dole worked as an independent business consultant from January 2002 until February 2005. Mr. Dole served as Senior Vice President of Global Access Management for Global Crossing North America from February 2000 until December 2001. Mr. Dole was Chief Financial Officer of the Business Services Division of Frontier Corporation from March 1999 until January 2000. Between 1986 and 1999, Mr. Dole held numerous management positions at Frontier, and its predecessor Rochester Telephone.

Kevin M. Dotts—Chief Financial Officer

Age: 45

        Mr. Dotts has served as our Chief Financial Officer since April 2004. From July 2002 to April 2004, Mr. Dotts served as our Vice President, Finance. Prior to joining us, Mr. Dotts served as a Chief Financial Officer at GE Energy Parts, Inc. from August 1999 to July 2002 and as Vice President, Financial Planning and Analysis at NBC, a division of GE, from November 1997 to August 1999. Prior to joining NBC in November 1997, Mr. Dotts served in a variety of finance leadership positions at General Electric since 1987, including positions at GE Aerospace, GE Corporate Audit, and GE Plastics, both domestically and internationally.

Craig I. Forman—Chief Product Officer

Age: 47

        Mr. Forman has served as our Chief Product Officer since March 2007. Mr. Forman joined us as Executive Vice President and President, Value Added Services in March 2006. From February 2004 to December 2005, Mr. Forman was Vice President and General Manager of Media and Information at Yahoo! Inc. Prior to that, Mr. Forman was co-founder and Chief Executive Officer of Success Television and MyPrimeTime, Inc., a privately-held television production company, from June 1999 to February 2004. Mr. Forman also has served as an operating executive at Time Warner Inc.'s CNN and Time Inc. divisions, as well as in a variety of executive and editorial positions at Dow Jones & Company, Inc. and Infoseek Corporation.

Stacie S. Hagan—Chief People Officer

Age: 42

        Ms. Hagan has served as our Chief People Officer since March 2007. Ms. Hagan joined us in September 2002 and has served in several capacities, including Vice President, Human Resources. Prior to joining us, Ms. Hagan served as President/Principal at SynerChange International, Inc. from 1993 until 2002.

David H. W. Shipps—Vice President, Consumer Sales and Marketing

Age: 43

        Mr. Shipps has served as our Vice President, Consumer Sales and Marketing since September 2008. Mr. Shipps joined us in January 2004, serving as Director, Business Development until November 2005. From November 2005 until November 2007 Mr. Shipps was Vice President, Business Development later becoming Vice President of Sales and Business Development prior to his current role. Prior to joining us in 2004, Mr. Shipps was Vice President of Business Development at ComScore, Inc. Prior to that, Mr. Shipps was Vice President of Business Development at InfoSpace, Inc. Between 1991 and 1998 he held various marketing and product management positions at BellSouth and Cox Cable.

Joseph M. Wetzel—Chief Operating Officer

Age: 52

        Mr. Wetzel has served as our Chief Operating Officer since August 2007. Mr. Wetzel served as the President and Chief Operating Officer of Mpower Holding Corporation from July 2001 until its merger with a subsidiary of U.S. TelePacific Holdings Corp. in August 2006. Prior to that, Mr. Wetzel served as President of Operations of Mpower Holding Corporation from August 2000 through July 2001. He also served on the Board of Directors of Mpower Holding Corporation from March 2002 until April 2003. From 1997 to 2000, Mr. Wetzel was Vice President of Technology with MediaOne Group and from 1993 to 1997 was Vice President of Technology with MediaOne's multimedia group.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the NASD. These persons are also required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2008.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth information concerning the beneficial ownership of our issued and outstanding Common Stock by (i) those persons known by management to own beneficially more than 5% of our issued and outstanding Common Stock, (ii) our directors, (iii) the executive officers identified as "Named Executive Officers" in the Summary Compensation Table on page 31 of this Proxy Statement, and (iv) all of our directors and officers as a group. Except as otherwise indicated in the footnotes below, such information is provided as of February 28, 2009. According to SEC rules, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise.

Name and Address of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Linda W. Beck	—	*
Susan D. Bowick	—	*
Samuel R. DeSimone, Jr.	396,894(3)	*
Kevin M. Dotts	312,140(4)	*
Craig I. Forman	177,952(5)	*
Marce Fuller	102,166(6)	*
Rolla P. Huff	1,150,000(7)	1.1%
Terrell B. Jones	62,166(8)	*
David A. Koretz	—	*
Joseph M. Wetzel	68,915(9)	*
Thomas E. Wheeler	62,166(10)	*
M. Wayne Wisehart	—	*
AXA Assurances I.A.R.D. Mutuelle	6,071,110(11)	5.6%
Renaissance Technologies LLC	7,901,700(12)	7.3%
Steel Partners II, LLC	10,126,601(13)	9.3%
Sterling Capital Management LLC	5,843,154(14)	5.4%
The Vanguard Group, Inc.	6,207,903(15)	5.7%
All directors and executive officers as a group (16 persons)	2,601,771(16)	2.4%

*
Represents beneficial ownership of less than 1.0% of our Common Stock.

(1)
Except as otherwise indicated by footnote below or in any applicable Schedule 13D, Schedule 13G or Form 13F, (i) the named person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, and (ii) the address of the named person is that of EarthLink.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC based on factors such as voting and investment power with respect to shares of Common Stock.

(3)
Includes options to purchase 372,124 shares of Common Stock.

(4)
Includes options to purchase 280,625 shares of Common Stock.

(5)
Includes options to purchase 159,375 shares of Common Stock.

(6)
Includes options to purchase 90,000 shares of Common Stock.

(7)
Includes options to purchase 1,050,000 shares of Common Stock.

(8)
Includes options to purchase 50,000 shares of Common Stock.

(9)
Includes options to purchase 56,249 shares of Common Stock.

(10)
Includes options to purchase 50,000 shares of Common Stock.

(11)
Represents beneficial ownership as of December 31, 2008, according to the Schedule 13G filed by AXA Assurances I.A.R.D Mutelle on February 13, 2009. The address for AXA Assurances I.A.R.D Mutelle is 26, rue Drout, 75009 Paris, France.

(12)
Represents beneficial ownership as of June 20, 2008, according to the Schedule 13G filed by Renaissance Technologies LLC on February 13, 2009. The address for Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022.

(13)
Represents beneficial ownership as of January 1, 2009 according to the Schedule 13D filed by Steel Partners, LLC on January 9, 2009. The address for Steel Partners II, LLC is 590 Madison Avenue, 32nd Floor, New York, NY 10022.

(14)
Represents beneficial ownership as of December 31, 2008 according to the Schedule 13G filed by Sterling Capital Management LLC on January 22, 2009. The address for Sterling Capital Management LLC is 4064 Colony Road, Suite 300, Charlotte, NC 28211.

(15)
Represents beneficial ownership as of December 31, 2008 according to the Schedule 13G filed by The Vanguard Group, Inc. on January 8, 2009. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malver, PA 19355.

(16)
Includes options to purchase an aggregate of 2,338,184 shares of Common Stock.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Guiding Philosophy

        Our primary goals with respect to executive compensation have been to offer competitive compensation to attract and retain the most talented executives, to tie annual and long-term cash and stock incentives to achievement of performance objectives that tie directly to EarthLink's strategic and operational goals, and to align executives' incentives with long-term shareholder value creation. To achieve these goals, we have used a "Total Rewards" approach establishing a compensation package of separate, but integrated components, including: base salary, short-term annual cash and equity incentives, long-term incentive compensation and benefits. The Leadership and Compensation Committee of the Board of Directors, or Committee, generally takes into account our business strategy, internal consistency, external market competitiveness in light of general economic trends, individual and business performance and Company affordability.

  Executive Summary for 2008

        While maintaining our guiding philosophy of competitive and affordable Total Rewards, our compensation decisions for 2008 reflected a departure from past practices, especially with regard to annual short-term incentive plan design and the Company's long-term incentive program, both of which are discussed in greater detail below. We made these changes in program design for 2008 as a result of the Company's restructuring which was implemented in the second half of 2007 and resulted in a significant reduction of employees, the closure or consolidation of certain facilities, the discontinuation of certain operations and reduced sales and marketing efforts. The Committee recognized that the Company was undergoing a significant transition where maximizing short-term performance and retaining key talent were critical to long-term shareholder value creation.

        The Committee designed both the short-term and long-term compensation programs for 2008 to retain the key talent necessary to drive Company performance in the near-term and, thereby sustain opportunities for strategic alternatives aimed at building long-term shareholder value. The short-term incentive plan described on pages 24 to 26 was designed to provide compelling incentives for management to achieve performance against plan and further stabilize the business post-restructuring. The long-term incentive program described on pages 26 to 28 included a grant of restricted stock units ("RSUs"), and combined shorter term performance targets with a longer term vesting schedule.

        The Committee evaluated each component of 2008 compensation in light of the restructured business and the imperative to retain key leadership for short-term execution and long-term value creation. The Committee concluded that the Company's prior median pay strategy was not sufficient to prevent other companies from attracting our executive talent, and while cash retention incentives provided to select leaders in 2007 had been effective in retaining the senior leadership team during a Chief Executive Officer search in the first half of 2007 and subsequent restructuring, most of those incentives would expire in May 2008. Prior to our restructuring, performance goals were based on growth expectations in product and service lines. Since our restructuring, performance goals have been based on the Company meeting revenue and free cash flow targets and 2008 supplemental bonus goals were based on the achievement of individual annual performance objectives. ("Free cash flow" refers to income from operations before facility exit and restructuring costs, depreciation and amortization and stock-based compensation expense under Statement of Financial Accounting Standards No. 123(R), less cash used for purchases of property and other capital expenditures.) The performance ranges targeted in these prior year plans also were too narrow to reflect the business planning uncertainties faced in 2008 as a result of the decision to significantly reduce sales and marketing expenditures and to discontinue certain operations. Finally, the Company had not established an annual equity grant practice, but instead awarded equity at the timing and discretion of the Board of Directors, and had a long-standing practice of granting equity primarily in the form of stock options, while other companies in our comparison group were making greater use of restricted stock awards. While periodic grants of RSUs were made to select executives, this was not a standard practice and such grants were often linked to performance requirements or otherwise granted upon hire or as a retention incentive. As a result, the Committee concluded that senior leadership's stake in the Company should be increased to better align their incentives with creating shareholder value.

        During 2008, the Company made significant progress in focusing the business on customer retention, operational efficiencies and cash generation. EarthLink generated revenue of $955.6 million for the full year 2008, which was a 21% decrease from 2007, but above its target for the year. This decrease in revenues was expected in light of our declining customer base. The Company generated $308.9 million in Adjusted EBITDA for the full year of 2008, which was a 66% increase over 2007 and above its target for the year. ("Adjusted EBITDA" refers to income from operations before facility exit and restructuring costs, depreciation and amortization and stock-based compensation expense under Statement of Financial Accounting Standards No. 123(R).) In 2008, management reduced total sales and marketing, operations, customer support, and general and administrative expenses by 49% from the prior year.

        Final year results exceeded our annual cash bonus plan's performance targets with revenues of $955.6 million for the year and free cash flow of $301.5 million. The resulting payouts to the Company's Named Executive Officers under the Company's short-term annual bonus plan are provided on page 26, and the results for performance-based restricted stock unit grants under the long-term compensation plan are provided on page 27. As detailed below, based on its review, the Committee believes total direct compensation for our executive officers, both on a targeted and actual basis, was reasonable and within the range of compensation offered by comparison companies and reflected the Company's strong performance in 2008.

        The Company's financial strength and relative value in the technology industry were improved over the year, which has resulted in expanding the potential strategic alternatives under consideration for creating long-term shareholder value. The Committee believes the 2008 compensation design was effective in driving performance by generating meaningful rewards for achieving business objectives, and a reasonable investment relative to the overall shareholder value creation in 2008.

  Determining Compensation

        Leadership and Compensation Committee.    As described on page 6 of this Proxy Statement, we have a Leadership and Compensation Committee of the Board of Directors that consists of Ms. Bowick (Chairperson since July 2008) and Messrs. Jones and Wheeler. The Committee operates under a written charter adopted by the Board of Directors, which is available on our Internet website, www.earthlink.net. This charter is reviewed annually by the Committee and was last amended on January 22, 2008. The Board of Directors has determined that the members of the Committee are "independent directors" (within the meaning of Rule 4200(15) of the Rules of NASDAQ and the independence standards of our Corporate Governance Guidelines). While the Committee's charter does not specify qualifications required for Committee members, Ms. Bowick is a former executive officer of human resources at a large technology company and is currently the compensation committee chairperson for another public company's board of directors, Mr. Jones has been a member of other public company boards of directors and is a former chief executive officer of a public company, and Mr. Wheeler is a managing director of a venture capital fund which has ownership positions in numerous technology companies.

        Board of Directors and Committee Process.    The Committee designs, evaluates and approves our executive compensation plans, policies and programs. The independent Board members annually review and evaluate the goals and objectives relevant to the compensation of our Chief Executive Officer and annually evaluate the performance of our Chief Executive Officer in light of those goals and objectives. The Committee establishes the cash and short-term incentive compensation for our executive officers with all of our independent directors reviewing the compensation of our Chief Executive Officer. The

Committee also determines the compensation programs for the members of our Board of Directors and its committees. The Committee administers our equity-based compensation plans. The Committee also generally conducts a review on at least an annual basis of our management personnel and conducts management succession planning.

        The Chairperson of the Committee works with our Chief People Officer in establishing the agenda for Committee meetings. Employees reporting to the Chief People Officer and the Committee's external consultant prepare materials for the Committee using market data from both broad-based and targeted national compensation surveys. The Committee enhances its competitive industry analysis by reviewing comparison company proxy data and nationally-recognized compensation databases.

        Since 2005, the Committee has retained its own independent compensation consultant to review certain information and advice provided by management, and to provide additional information and advice to the Committee concerning compensation. The Committee confers with its outside consultant without management present to discuss our executive compensation programs and best practices in executive compensation matters. The Committee retained Semler Brossy Consulting Group, LLC as its outside independent compensation consultant for its 2008 executive compensation planning. Beginning in August 2008, the Committee began working with Frederic W. Cook & Co., Inc. as its new independent compensation consultant. The consultants participated in many Committee meetings during the year, reviewed materials in advance, and provided to the Committee additional information on market trends. The role of the consultant is to provide advice and counsel. The Committee does not delegate authority to consultants or to other parties. The Committee's consultant at times works directly with management on behalf of the Committee, but under direction and approval of the Committee. The Committee's consultant provides no other services to EarthLink.

        In addition, from 2004 to February 2008 our management had engaged Mercer on a project basis as a third party executive compensation consultant to provide information and advice regarding compensation practices and policy development, and insight on industry trends, best practices and overall compensation program design.

        Chief Executive Officer and Committee Process.    Historically, our Chief Executive Officer does not make recommendations to the Committee regarding his annual base salary, his equity compensation awards or other long-term incentives or his annual bonus plan target payment. Our Chief Executive Officer has an employment agreement that sets forth a minimum base salary and annual bonus opportunity, but the actual base salary and other compensation is set by the Committee through the process described below.

        The compensation decisions regarding our Chief Executive Officer are approved by the Committee. The compensation of our other Named Executive Officers is proposed by the Chief Executive Officer to the Committee and then, through discussions with the Committee, final compensation decisions are made. The Chief Executive Officer also works with the Committee to determine the business performance targets to be achieved in our bonus plans.

        The Chief Executive Officer attends Committee meetings. However, the Committee also meets in executive session without the Chief Executive Officer (or other members of management) present when discussing the Chief Executive Officer's compensation.

        Competitive Market Information.    To ensure that our compensation programs are competitive, the Committee compares our compensation practices to the competitive market using published survey and proxy data. Management provided the Committee with comparisons for base salary, total annual cash compensation (base salary plus annual incentives), target annual incentive levels, and total direct compensation (base salary, annual cash incentives, and long-term equity incentives). Data sources for executive compensation information reviewed in January 2008 included the following sources:

  •
  Equilar ExecutiveInsight Database:  Companies with $1 billion to $3 billion in revenue and market capitalization, using the technology industry only when sufficient sample size was available. Specific companies in the database are included below, but not all companies were compared for all officer positions:

21st Century Insurance Group	Lancaster Colony Corp.
3com Corp.	Lazard Ltd.
Aar Corp.	Magellan Health Services Inc.
Actuant Corp.	Mbia Inc.
Advo Inc.	Mens Wearhouse Inc.
Aeropostale Inc.	Meredith Corp.
Alexander & Baldwin Inc.	Mgic Investment Corp.
Ambac Financial Group Inc.	Miller Herman Inc.
Ameristar Casinos Inc.	Minerals Technologies Inc.
Applebees International Inc.	Moog Inc.
Aquila Inc.	Msc Industrial Direct Co. Inc.
Atlas Air Worldwide Holdings Inc.	National Financial Partners Corp.
Atmel Corp.	Northwest Natural Gas Co.
Avista Corp.	Northwestern Corp.
Barnes Group Inc.	Nu Skin Enterprises Inc.
Belden Cdt Inc.	Oil States International, Inc.
Belo Corp.	On Semiconductor Corp.
Brady Corp.	Overseas Shipholding Group Inc.
Caci International Inc./De	Platinum Underwriters Holdings Ltd.
Callaway Golf Co./Ca	Plexus Corp.
Career Education Corp.	Polaris Industries Inc./Mn
Carters Inc.	Portland General Electric Co./Or
Cbl & Associates Properties Inc.	Potlatch Corp.
Century Aluminum Co.	Pss World Medical Inc.
Cheesecake Factory Incorporated	Psychiatric Solutions Inc.
Chemed Corp.	R H Donnelley Corp.
Chicos Fas Inc.	Regal-Beloit Corporation
Cinemark Holdings, Inc.	Rsc Holdings Inc.
Columbia Sportswear Co.	Select Medical Corp.
Complete Production Services, Inc.	Selective Insurance Group Inc.
Curtiss Wright Corp.	Sensient Technologies Corp.
Delphi Financial Group Inc./De	Sra International Inc.
Deluxe Corp.	Steris Corp.
Enersys	Suburban Propane Partners Lp
Fairchild Semiconductor International Inc.	Take Two Interactive Software Inc.
Fcstone Group, Inc.	Teledyne Technologies Inc.
Fuller H B Co.	Teletech Holdings Inc.
Gardner Denver Inc.	Teradyne Inc.
Gartner Inc.	Thq Inc.
Gatx Corp.	Toro Co.
Genesis Healthcare Corp.	Tupperware Brands Corp.
Goodman Global Inc.	Unisource Energy Corp.
Great American Financial Resources Inc.	Universal American Financial Corp.
Harland John H Co.	Valhi Inc./De
Harte Hanks Inc.	Warnaco Group Inc./De
Healthextras Inc.	Watson Wyatt Worldwide, Inc.
Healthspring, Inc.	Webster Financial Corp.
Hexcel Corp./De	Westinghouse Air Brake Technologies Corp.
Hub Group Inc.	Wiley John & Sons Inc.
Interactive Brokers Group, Inc.	William Lyon Homes
Kaiser Aluminum Corp.	Wolverine World Wide Inc./De
Key Energy Services Inc.	Zenith National Insurance Corp.

  •
  Radford Executive Database:  Companies with $1 billion to $3 billion in revenue. Specific company names are not available for this database.

        The Committee selected these databases because they contain a sufficient number of comparator companies to provide reliable benchmarks for each of our executive positions. The Committee used data from these sources to evaluate base salary, total annual cash compensation, target annual incentive levels and total direct compensation for our Named Executive Officers (other than our Chief Executive Officer).

        A third party executive compensation consultant, Mercer, engaged by management reviewed this peer data with management, confirmed appropriate selection of comparators and presented the results to the Committee. In addition, the Committee's third party consultant, Semler Brossy, reviewed materials and participated in the meetings in which the Committee made decisions regarding changes to executive compensation.

        Based on the latest data available to the Committee prior to establishing base salaries and annual incentives for 2008, the total targeted cash compensation for our Named Executive Officer group (other than our Chief Executive Officer) was approximately 89% of the market median of companies within this compensation survey group for 2007, with individuals ranging between 82% and 97% of the market median. Total direct compensation for this Named Executive Officer group based on equity grants made in 2007 was approximately 66% of the market median, with individuals ranging between 41% and 99% of the market median.

        For our Chief Executive Officer, the Committee used the Equilar ExecutiveInsight Database referred to above and the following peer groups to provide market data on base salary, total annual cash compensation, target incentive level and total direct compensation.

  •
  Similarly situated companies selected from the Technology Hardware & Equipment or Software & Services industries with actual or projected revenue declines year-over-year:

Adaptec, Inc.	Novell, Inc.
Authorize.net Holdings, Inc.	S1 Corp.
Echelon Corp.	Sanmina-SCI Corp.
Intermec, Inc.	Take-Two Interactive Software
  •
  The peer group used by one of our narrowband Internet access provider competitors in its Compensation Discussion & Analysis for fiscal year 2007:

F5 Networks	Monster
Infospace	Napster
Level 3	Netflix
McAfee	RealNetworks
Mediacom

        Based on the latest data available to the Committee when it established base salary and annual incentives for our Chief Executive Officer for 2008, actual total annual cash compensation for Mr. Huff was approximately 109% of the market median of companies within this compensation survey group for 2007. Mr. Huff's total direct compensation including equity grants made in 2007 was approximately 185% of the market median. The Committee believed that this total direct compensation relative to peers was reasonable since the equity grant to Mr. Huff in 2007 was an inducement grant made in connection with his joining the Company as Chief Executive Officer.

        In establishing executive compensation for 2008, the Committee believes it was reasonable to reference data for companies with $1 billion to $3 billion in revenue, and focused on the technology industry wherever sufficient data was available, because this revenue size and industry focus offered an effective comparison to EarthLink's business at that time. However, due to the expected decline in revenue, when selecting data for 2009 the Committee determined that data from companies ranging from $0.5 billion to $1.5 billion in total revenue, and focused within the technology industry wherever possible, would provide the most reasonable benchmark of competitive compensation levels.

        Executive Performance.    The Committee also took into consideration individual and overall company operating performance to ensure executive compensation reflected past performance, future potential and adequately differentiates between employees, based on scope and complexity of the employee's job position, market comparisons, individual performance and company affordability. During January 2008, we conducted a formal performance review for all employees, which included the Chief Executive Officer's review of all executive direct reports. The Committee reviewed and approved performance in light of company strategic objectives set forth the previous year and considered individual performance results in determining changes to base salary for 2008 for each of our Named Executive Officers.

        In this review, the independent members of the Board of Directors reviewed and approved the Chief Executive Officer's recommended individual performance objectives for each of our officers, as set forth below for the Named Executive Officers who remained company officers throughout 2008 and into 2009:

  •
  Mr. Wetzel's 2008 performance objectives included identifying future growth opportunities, meeting operating and financial commitments and contributing to a company culture that is collaborative, accountable and shareholder-focused.

  •
  Mr. Dotts' 2008 performance objectives included meeting operating and financial commitments, accommodating changes to business plans due to strategic transactions or changes in market conditions as required and helping the Company distill internal data into actionable business information.

  •
  Mr. Forman's 2008 performance objectives included developing new profitable ways to grow the business, meeting operating and financial commitments, helping the Company to make effective business decisions while driving collaboration and accountability for business results.

  •
  Mr. DeSimone's 2008 performance objectives included meeting operating and financial commitments, executing the divestiture of the Company's municipal wireless broadband operations, supporting strategic transaction work and acting as a strong business partner to all parts of the business to limit Company exposure.

        The Chief Executive Officer's performance is typically reviewed annually by the Committee and the Board of Directors prior to considering changes in base salary, bonus payouts and total compensation. In February 2008, the Committee and the Board of Directors elected to review the Chief Executive Officer's performance and compensation for the period from July 2007 to February 2008, and to repeat this review annually near the beginning of each year, to be consistent with the performance and compensation review of the Company's other executive officers. The Chief Executive Officer's performance is evaluated in light of Company performance and leadership objectives selected by the Committee as essential to the role of the Company's Chief Executive Officer.

        In this review the Board of Directors also established Mr. Huff's 2008 performance objectives which included establishing the Company's credibility with the investment community, aligning the Company's compensation structure and culture with how the Company plans to create stockholder value, finalizing and executing the strategy for the Company's municipal wireless broadband operations and thoroughly exploring the Company's strategic alternatives.

        The compensation policies with respect to our Named Executive Officers in 2008 did not differ materially between these officers, other than that our Chief Executive Officer and our Chief Operating Officer have employment agreements. Our targets and compensation philosophy were consistent across all Named Executive Officers, although actual results varied due to differences in scope of responsibility and achievement of individual performance objectives.

  Elements of Executive Compensation

        The elements of executive compensation include base salary, short-term annual bonuses, long-term incentive compensation and benefits. In 2008, the Committee did not allocate specific weight to each of the compensation components, but its intent was to:

  1)
  align total direct compensation (including base salary, annual cash incentives and long-term equity incentives) with the Company's business goals,

  2)
  ensure that compensation was competitive with other companies of similar size and stage of development operating in the technology and telecommunications sectors, and

  3)
  in light of the Company's competitive position in the Internet access industry and the Company's 2007 restructuring, ensure that total direct compensation would have significant retention value to the Company's remaining employee base and drive Company performance.

        We evaluated each component of compensation in comparison to past Company practice, competitive benchmarks, and Company performance goals.

  Base Salaries

        As a guiding principle in 2008, the Committee targeted base salaries at the market median of base pay ranges offered by comparison companies. The following table sets forth the 2008 base salaries (and current titles) for our Named Executive Officers, which became effective in March 2008:

Name and Title	2008 Base Salaries
Rolla P. Huff	$800,000
Chairman, President and Chief Executive Officer
Joseph M. Wetzel	416,000
Chief Operating Officer
Kevin M. Dotts	373,360
Chief Financial Officer
Craig I. Forman(1)	362,250
Chief Product Officer
Samuel R. DeSimone, Jr.	295,000
General Counsel and Secretary
Linda W. Beck(2)	306,360
President, New Edge Networks

(1)
As described in the Company's Form 8-K filed with the SEC on December 23, 2008, Mr. Forman's employment with the Company is expected to terminate during the second quarter of 2009.

(2)
Ms. Beck's last day of employment with the Company was July 4, 2008.

        The base salaries for our executive officers for 2008 were established by considering the individual job responsibility and the performance and contribution of each officer, and by comparing base salaries offered for similar positions by taking into account the comparison groups referenced above. The 2008 total base salaries for our Named Executive Officer group (excluding Mr. Huff) were approximately 99% of the market median described above, with individuals ranging between 90% and 106% of market median.

        In setting Mr. Huff's actual base salary for 2008, the Committee took into account compensation information for chief executive officers within the peer groups referenced above, Mr. Huff's leadership in restructuring the Company to eliminate non-strategic and non-performing operations and reduce costs, and Mr. Huff's and the Company's performance during 2007. Mr. Huff's annualized base salary for 2008 was determined to be 124% of the median, and 103% of the 75th percentile for the comparison group. The Committee believes this 2008 base pay is reasonable in light of the Company's performance under Mr. Huff's leadership.

        As discussed above, when determining base salaries for 2009, the Committee considered the compensation levels of companies with revenue ranging from $0.5 billion to $1.5 billion, and within the technology and telecommunications sectors wherever a sufficient sample size was available. The Committee determined that the 2009 base salaries for the Named Executive Officers would remain unchanged from their respective 2008 base salaries.

  Short-Term Annual Bonuses

        2008 Annual Bonus Plan.    The annual bonus opportunities established for our executive officers in 2008 were intended to provide an incentive for advancing our performance in the short term. In 2008, the Company's primary business goals were to: (1) run the business to increase profitability and manage costs to maximize free cash flow targeted at $225.2 million; and (2) develop and implement strategies to manage churn and organically grow revenue with a positive lifetime value to achieve revenue targeted at $915.8 million. The short-term annual bonus was designed to drive performance against these 2008 objectives, while providing effective retention incentives for the remaining employee base required to execute the plan.

        In February 2008, the Committee adopted the 2008 Annual Bonus Plan with metrics related to Company revenue performance (20%) and free cash flow performance (80%) consistent with the Company's restructuring plan announced in 2007 and the targeted business results for 2008. The Committee took into account the Company's 2008 operating plan when it approved the levels of revenue and free cash flow necessary to satisfy the threshold, target and maximum bonus payouts. The 2008 Annual Bonus Plan performance targets are set forth below:

2008 Annual Bonus Plan Performance Targets
(in millions)

	50% of Target Payout Threshold	100% of Target Payout Target	200% of Target Payout Maximum
Company Revenue (20% weight)	$824.2	$915.8	$1,007.4
Company Free Cash Flow (80% weight)	$202.7	$225.2	$270.2

        The Committee increased the maximum level of bonus payouts from 150% of target to 200% of target in 2008 to fully reward the employees who remained with the Company following the 2007 restructuring and contributed to strong Company performance. Bonus payouts for executive officers in excess of the target level will be paid 80% in cash and 20% in RSUs, with such payouts being made on the six-month anniversary of the bonus payout date if the executive officer remained employed by the Company at that time.

        The "overall bonus multiplier" is calculated to reflect Company performance across each performance target included in the plan at the target's relative weight. For example, if the Company met the threshold level for a specific performance factor, the bonus payout level for that factor would be 50%. The overall bonus multiplier was computed by combining the bonus multipliers for each performance factor, based on their applicable percentage weight as set forth below. Each executive officer's bonus was then determined by calculating the product of the overall bonus multiplier multiplied by the individual's target bonus opportunity multiplied by the individual's eligible earnings for 2008.

        In February 2009, the Committee reviewed our actual operating performance for the year ended December 31, 2008 against the 2008 Annual Bonus Plan goals and approved the achievement levels and overall bonus multiplier of approximately 189% of the target bonus potential. The 2008 Annual Bonus Plan achievement is set forth below:

2008 Annual Bonus Plan Performance Targets and Achievement
(in millions)

	50% Payout Threshold	100% Payout Target	200% Payout Maximum	2008 Actual Performance	Achievement- based Payout
Company Revenue (20% weight)	$824.2	$915.8	$1,007.4	$955.6	143%
Company Free Cash Flow (80% weight)	$202.7	$225.2	$270.2	$301.5	200%
Overall Bonus Multiplier based on Achievement					189%

        Under the 2008 Annual Bonus Plan, each of the following Named Executive Officers had the following target bonus opportunity as a percentage of eligible earnings: Mr. Huff, 100%; Mr. Wetzel, 65%; Mr. Dotts, 60%; Mr. Forman, 60%; Mr. DeSimone, 50% and Ms. Beck, 60%. This target bonus opportunity was used to determine each executive officer's bonus payout under the plan by calculating the product of the overall bonus multiplier multiplied by the individual's target bonus opportunity multiplied by the individual's eligible earnings for 2008.

        2008 Supplemental Bonus Plan.    To enable a potential aggregate short-term incentive payout above the market median, the Committee approved for each of the Named Executive Officers a special discretionary supplemental target bonus opportunity as a percentage of eligible earnings tied to achievement of individual performance objectives relevant to our post-restructuring operations, or 2008 Supplemental Bonus Plan. The 2008 individual performance objectives for our Named Executive Officers are referenced on page 22. In January 2009, the Chief Executive Officer provided an assessment of individual performance for each of the Company's other officers relative to Company and individual objectives, and established a "supplemental bonus multiplier" for each officer to reflect performance against individual objectives. Similarly, the independent Board members conducted a review of the Chief Executive Officer's performance against Company and individual objectives to establish a supplemental bonus multiplier to reflect his performance.

        The Committee and Board of Directors determined that Mr. Huff satisfied his 2008 individual performance objectives at the 125% level. For the other executive officers, individual performance ratings resulted in bonuses for the 2008 Supplemental Bonus Plan at levels between 100% and 125%.

        2008 Bonus Payments.    In light of the Company's performance against the revenue and free cash flow targets for 2008, and taking into account the individual performance of each executive in accomplishing his individual performance objectives, the Committee approved the bonuses earned under the 2008 Annual

Bonus Plan and 2008 Supplemental Bonus Plan for the following Named Executive Officers as set forth below.

Name(1)	2008 Target Bonus Opportunity	2008 Supplemental Bonus Opportunity	2008 Annual Bonus Plan Payment	2008 Supplemental Bonus Plan Payment	2008 Total Bonus Payment
Rolla P. Huff	100%	20%	$1,491,377	$197,596	$1,688,973
Joseph M. Wetzel	65%	10%	506,444	51,615	558,059
Kevin M. Dotts	60%	10%	419,569	40,766	460,335
Craig I. Forman	60%	10%	407,451	35,989	443,440
Samuel R. DeSimone, Jr.	50%	15%	276,322	43,933	320,255

(1)
Linda W. Beck was not eligible for a 2008 annual bonus payment because her last of employment with the Company was July 4, 2008.

        Approximately 50% of the 2008 Annual Bonus Plan payments and all of the 2008 Supplemental Bonus Plan payments were made in cash in February 2009. The remaining 2008 Annual Bonus Plan payments will be made in a combination of cash payable in August 2009, and RSUs which will vest and become payable in August 2009, as long as the executive officer remains continuously employed by the Company through the date of payment.

        The Committee reserves the right to exercise discretion to award compensation regardless of actual attainment of relevant company performance goals or to reduce or increase the size of any bonus payout. The Committee did not exercise such discretion with regard to the 2008 bonus payments to the Named Executive Officers under the 2008 Annual Bonus Plan but did exercise its discretion under the 2008 Supplemental Bonus Plan, as described above.

  Long-Term Incentive Compensation

        Our long-term incentive compensation plan for our executive officers historically has been based on our equity incentive plans. These plans promote ownership of Common Stock, which, in turn, provides a common interest between our stockholders and our executive officers. In addition, the Committee has focused on managing the amount of equity-based awards in recent years in light of institutional shareholder interest in burn rate and dilution and the mandatory expensing of stock options. Our long-term incentive compensation has historically consisted of a combination of stock options and RSUs, with a greater emphasis on the use of stock options. Additionally, our Company had not established an annual grant practice, but awarded equity at the timing and discretion of the Board of Directors, occurring approximately every 18 months.

        In January 2008, the Committee evaluated each component of compensation in light of past practices, competitive market trends, Company priorities, affordability and the imperative to retain key executives in light of the business restructuring in 2007. The Committee concluded that due to the infrequency of past equity grants and that a substantial portion of the executive officers' outstanding long-term incentive compensation was represented by stock options with exercise prices above current trading prices for our common stock, senior leaders held an insufficient equity stake in the Company's long-term success. Accordingly, the Committee determined that RSUs were the most appropriate equity award. In determining the number of RSUs to grant in 2008, the Committee took into account the value of equity currently held by the Company's officers and determined to make larger grants for 2008 than it would grant in other years in order to increase the incentive opportunities and to improve existing retention.

        In February 2008, the Committee adopted a 2008 long-term incentive plan consisting of "service-based" RSUs and "performance-based" RSUs. RSUs granted to our Chief Executive Officer were 100% performance-based and RSUs granted to our Named Executive Officers were 75% performance-based and

25% service-based. Since the vesting for equity granted to Mr. Huff at the time he joined the Company in 2007 was service-based, the Committee determined that 100% of the RSUs granted in February 2008 to Mr. Huff would be performance-based. For the other Named Executive Officers, the Company combined performance- and service-based elements in the RSUs in order to recognize achievement of short-term goals, while also providing incentive to drive long-term shareholder value. The service-based RSUs vest one-third a year over a three year period. The performance-based RSUs are dependent on the Company's achievement of a 2008 free cash flow performance target and then if that target is achieved, 50% of the RSUs vest on the second anniversary date of the date of grant and 50% vest on the third anniversary date of the date of grant.

        The performance target for the performance-based RSUs was as follows:

2008 Long-Term Incentive Plan Performance Targets
(January 1—December 31, 2008)
(in millions)

	50% of RSUs Earned	75% of RSUs Earned	100% of RSUs Earned
Company Free Cash Flow	$213.9	$225.2	$236.5

        Since actual Company free cash flow for 2008 was $301.5 million, 100% of the performance-based RSUs were earned.

        The RSUs granted to our Named Executive Officers are set forth below.

Name	Number of Restricted Stock Units Granted
Rolla P. Huff	400,000	(1)
Joseph M. Wetzel	225,000	(2)
Kevin M. Dotts	200,000	(2)
Craig I. Forman	180,000	(2)
Samuel R. DeSimone, Jr.	140,000	(2)
Linda W. Beck	160,000	(3)

(1)
The vesting of 100% of Mr. Huff's RSUs was dependent on the Company's achievement of a 2008 free cash flow performance target. As a result of this target being met, 50% of these RSUs vest on February 8, 2010 (as long as Mr. Huff is employed by us) and 50% vest on February 8, 2011 (as long as Mr. Huff is employed by us).

(2)
Of these RSUs, 25% are service-based and vest one-third on each of February 8, 2009, February 8, 2010 and February 8, 2011 (as long as the Named Executive Officer is employed by us), and the remaining 75% are dependent on the Company's achievement of a 2008 free cash flow. As a result of this target being met, 50% of these RSUs vest on February 8, 2010 (as long as the Named Executive Officer is employed by us) and 50% vest on February 8, 2011 (as long as the Named Executive Officer is employed by us).

(3)
The RSUs granted to Ms. Beck will not vest because her last day of employment with the Company was July 4, 2008.

        The form of RSUs granted under the 2008 long-term incentive plan provide for the following payments in the event of a change in control and a termination of employment: 100% accelerated vesting on "service-based" RSUs, 100% accelerated vesting on any earned but not vested "performance-based" RSUs and pro rata accelerated vesting on any unearned "performance-based" RSUs. The form of RSUs granted under the 2008 long-term incentive plan originally provided for the following payments in the event of a position elimination: 100% accelerated vesting on "service-based" RSUs and 100% accelerated vesting on any earned but not vested "performance-based" RSUs. In September 2008, the Committee amended the form of RSUs granted under the 2008 long-term incentive plan to provide that the individuals who hold such RSUs and who are subject to a position elimination in calendar year 2008 will also be entitled to earn and be paid a pro-rated amount of the "performance-based" RSUs that otherwise would have become earned and payable for 2008 had the individual remained employed. The Committee also amended the form of RSU granted under the 2008 long-term incentive plan to give the Committee the discretion to elect to pay part or all of such RSUs that become earned and payable in connection with a position elimination in cash in lieu of shares of Common Stock.

        The Committee's policy regarding the timing of equity grants provides that generally the Committee will consider a long-term incentive compensation program at the same time each year (February); however, due to the ongoing transition within the business, when designing each year's program the Committee takes into consideration the specific short- and long-term priorities with the intent to implement the appropriate long-term incentive compensation program given the needs of the business and not to commit at this time to a predictable annual grant. The Committee will also consider periodic special grants to all eligible employees and will consider grants of stock options to a newly-hired or newly-promoted executive officer at regularly scheduled quarterly meetings during a quarterly "trading window" under our insider trading policy. The Committee may permit variance from this policy in its reasonable discretion. Grants made in 2008 were consistent with this policy.

  Benefits and Other Compensation

        In general, we have not historically provided our executives with perquisites. In July 2008, the Committee reviewed and made inquiries of management regarding trends in executive perquisites and the necessity of such perquisites in mature companies in order to enhance retention. The Committee noted that we were not currently providing many of the perquisites offered by similarly sized and similarly situated companies. While the Committee generally determined to maintain its prior position on having limited perquisites, it did determine to provide the Chief Executive Officer and his direct reports financial planning services of up to $10,000 per year per person and annual executive physicals up to $2,000 per year per person. In addition, in 2008 we provided our Named Executive Officers with the same benefit package available to all of our salaried employees. This package includes:

  •
  Health and dental insurance (portion of costs);

  •
  Basic life insurance;

  •
  Long-term disability insurance; and

  •
  Participation in our 401(k) plan, including company matching.

        Relocation benefits are also reimbursed under a corporate policy when they occur.

        Under our employment agreements with Mr. Huff and Mr. Wetzel, we agreed to compensate Mr. Huff and Mr. Wetzel for temporary living expenses up to $6,000 and $4,000 per month, respectively, for a period of 12 months from their respective dates of hire. In light of our strong operating performance during the past year and our continued consideration of strategic options, the Committee determined to extend our obligation to reimburse these temporary living expenses until December 31, 2008. In February 2009, the Committee extended these reimbursement agreements again until December 31, 2009.

  Change in Control and Severance Payments

        Our executive officers are eligible for benefits and payments if employment terminates if there is a change in control or due to position elimination. We believe that we should provide reasonable severance benefits to employees in the event their positions are eliminated. With respect to our Named Executive Officers, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. Such arrangements also should disentangle us from the former executive as soon as practicable.

        We have a Change-In-Control Accelerated Vesting and Severance Plan, or CIC Plan, which provides our Named Executive Officers with change in control protection as described below. We believe that by providing our Named Executive Officers with this change in control protection, we allow our senior management to focus on running our company to maximize long-term stockholder value and mitigate the necessity for management's attention to be diverted toward finding new employment in the event a change in control occurs. We also believe our arrangement facilitates the recruitment of talented executives through the provision of guaranteed protection in the event we are acquired after accepting an employment offer. For these reasons the employment agreements with Mr. Huff and Mr. Wetzel contain change in control protection. The CIC Plan is described in "Potential Payments upon Termination or Change in Control—Change in Control Payments" beginning on page 37 of this Proxy Statement.

  Limitations on Deductibility of Compensation

        Under Section 162(m) of the Internal Revenue Code, a portion of annual compensation payable to any of our Chief Executive Officer and four other highest paid executive officers generally would not be deductible by us for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000 for the year. Qualifying performance-based incentive compensation (including performance-based compensation awards under our 2006 Equity and Cash Incentive Plan), however, would be excluded for purposes of determining if the executive's compensation exceeded the $1,000,000 cap. The Committee addresses this issue when considering compensation arrangements for our executive officers. However, the Committee still believes that it is important that it have the flexibility to offer compensation that may not be deductible because of the Section 162(m) cap if deemed necessary to attract and retain qualified executive officers. In this regard certain of the compensation paid to our Chief Executive Officer for 2008 will be non-deductible. In approving this compensation the Committee considered that the Company has accumulated large net operating loss carryforwards to offset or reduce our future income tax obligations and, therefore, the deduction limitations imposed by Section 162(m) would not impact our financial results at this time.

Leadership and Compensation Committee Report

        The Leadership and Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" section of this Proxy Statement with management and, based on such review and discussion, the Committee recommends that it be included in this Proxy Statement.

                  Submitted by: Leadership and Compensation Committee
                  Susan D. Bowick (Chairperson)
                  Terrell B. Jones
                  Thomas E. Wheeler

        The Leadership and Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings and/or the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Leadership and Compensation Committee Interlocks and Insider Participation

        The Leadership and Compensation Committee currently consists of Ms. Bowick, Mr. Jones and Mr. Wheeler. No member of the Leadership and Compensation Committee was an employee of EarthLink during the last fiscal year or an officer of EarthLink in any prior period. There are no Leadership and Compensation Committee interlocks between us and other entities involving our executive officers and members of the Board of Directors who serve as an executive officer or board member of such other entities.

Certain Relationships and Related Transactions

        Our Board of Directors has adopted a written policy that generally provides that we may enter into a related party transaction only if the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; the transaction is approved by the disinterested members of the Board of Directors; or the transaction involves compensation approved by our Leadership and Compensation Committee.

        Our Audit Committee Charter provides that the Audit Committee shall approve in advance all transactions between us and any of our affiliates as well as all "related party" transactions required to be disclosed by applicable SEC disclosure rules. The transactions described below were all approved by the Audit Committee. In addition, management routinely notifies the Audit Committee of any proposed transaction between us and a company where a member of our Board of Directors serves as an outside director of that company even if this notification is not required by the Audit Committee Charter.

        We had a joint venture with SK Telecom, HELIO, until its acquisition in August 2008 by Virgin Mobile. Mr. Dayton, who served as a director of EarthLink until October 2008, was Chief Executive Officer of HELIO in 2008. Prior to the acquisition, we had an approximate 28% interest in HELIO.

        EarthLink and HELIO had a services agreement pursuant to which we provided HELIO billing and other support services in exchange for management fees. The management fees were determined based on our cost to provide these services, and we believe such fees are reasonable. During the year ended December 31, 2008, we received fees of approximately $1.0 million from HELIO for services provided to HELIO. We also purchased wireless Internet access devices and services from HELIO. During the year ended December 31, 2008, we paid HELIO fees for products and services of approximately $0.1 million.

Executive Officer Compensation

Summary Compensation Table

        The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid during the years set forth below to persons who served as our Chief Executive Officer and our Chief Financial Officer in 2008, the three other most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, serving at December 31, 2008; and one other person who served as an executive officer during the year but whose position had been terminated prior to December 31, 2008. Such executive officers collectively are referred to as the "Named Executive Officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total(3) ($)
Rolla P. Huff(7)	2008	$790,385	$197,596	(4)	$1,276,639	$554,203	$1,491,377	$—	$79,900	(5)	$4,390,100
Chairman, President	2007	375,000	477,350	(6)	91,375	2,247,097	—	—	42,000	(5)	3,232,822
and Chief Executive
Officer
Joseph M. Wetzel(7)	2008	412,923	51,615	(4)	584,547	97,819	506,444	—	53,288	(8)	1,706,636
Chief Operating
Officer
Kevin M. Dotts	2008	370,598	540,766	(4)(9)	629,514	202,652	419,569	—	6,900	(10)	2,169,999
Chief Financial	2007	355,346	—		100,175	234,390	168,628	—	6,750	(10)	865,289
Officer	2006	336,154	—		95,888	265,007	170,632	—	6,600	(10)	874,281
Craig I. Forman(7)(11)	2008	359,894	535,989	(4)(9)	633,613	216,203	407,451	—	6,900	(10)	2,160,050
Chief Product Officer	2007	340,385	—		143,692	192,121	162,320	—	6,750	(10)	845,268
Samuel R. DeSimone, Jr.(7)	2008	292,885	163,933	(4)(9)	447,760	156,830	276,322	—	6,900	(10)	1,344,630
General Counsel and
Secretary
Linda W. Beck(7)(12)	2008	161,793	120,000	(9)	—	92,936	—	—	317,743	(13)	692,472
Former President,
New Edge Networks

(1)
Compensation for stock awards and options awards represents the amount of compensation cost recognized during the years set forth above for financial accounting purposes in accordance with Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payment," except that the compensation cost does not include an estimate of forfeitures related to service-based vesting conditions. The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table beginning on page 33 of this Proxy Statement, as well as awards granted prior to 2008 for which we continued to recognize expense in such years. Assumptions used in the calculation of these award amounts are included in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference into this Proxy Statement.

(2)
Non-equity incentive plan compensation for 2008 represents bonuses earned in 2008 under our 2008 Annual Bonus Plan. For 2008, our bonus plan payouts under this plan were 189% of target for the Named Executive Officers. Approximately 50% of the 2008 Annual Bonus Plan payments were made in cash in February 2009. The remaining 2008 Annual Bonus Plan payments will be made in a combination of cash payable in August 2009, and RSUs which will vest and become payable in August 2009, as long as the Named Executive Officer remains continuously employed by us through the date of payment.

Non-equity incentive plan compensation for 2007 represents bonuses earned in 2007 under our two 2007 executive officer bonus plans. For 2007, our bonus plan payouts under these plans were 57.3% and 127.4% of target, respectively, for the Named Executive Officers except for Mr. Huff and Mr. Wetzel, who did not participate in our non-equity incentive plan since they joined the Company in mid-year 2007. In February 2008, we made the following bonus plan payouts: Mr. Dotts, $168,628 and Mr. Forman, $162,320.

Non-equity incentive plan compensation for 2006 represents bonuses earned in 2006 under our 2006 executive officer bonus plan. For 2006, our bonus plan payout was 84.6% of target for the Named Executive Officers. In February 2007, we made the following bonus plan payouts: Mr. Dotts, $170,632.

(3)
Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for each of our Named Executive Officers for 2008 is as follows: Mr. Huff, 56%; Mr. Wetzel, 57%; Mr. Dotts, 61%; Mr. Forman, 60%; Mr. DeSimone, 54%; and Ms. Beck, 41%.

Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for our Named Executive Officers for 2007 is as follows: Mr. Huff, 26%; Mr. Dotts, 61%; and Mr. Forman, 59%.

Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for our Named Executive Officers for 2006 is as follows: Mr. Dotts, 58%.

(4)
Includes bonuses earned in 2008 under our 2008 Supplemental Bonus Plan. In February 2009, we made the following 2008 Supplemental Bonus Plan payments: Mr. Huff, $197,596; Mr. Wetzel, $51,615; Mr. Dotts, $40,766; Mr. Forman, $35,989; and Mr. DeSimone, $43,933.

(5)
For 2008, other compensation consists of $66,000 for temporary living expenses, $7,000 of financial planning services and $6,900 in matching contributions made to Mr. Huff's account under our 401(k) Plan. For 2007, other compensation consists of $36,000 for temporary living expenses and $6,000 in matching contributions made to Mr. Huff's account under our 401(k) Plan.

(6)
Consists of $375,000 bonus pursuant to Mr. Huff's employment agreement and a supplemental bonus of $102,750 in recognition of EarthLink's achievements since Mr. Huff became our Chief Executive Officer.

(7)
Mr. Huff and Mr. Forman became Named Executive Officers in 2007. Summary compensation information for Mr. Huff and Mr. Forman is only required for the years ended December 31, 2007 and 2008. Mr. Wetzel, Mr. DeSimone and Ms. Beck became Named Executive Officers in 2008. Summary compensation information for these Named Executive Officers is only required for the year ended December 31, 2008.

(8)
Consists of $44,000 for temporary living expenses, $3,000 of financial planning services and $6,288 in matching contributions made to Mr. Wetzel's account under our 401(k) Plan.

(9)
Includes bonuses earned in 2008 under our executive retention agreements entered into in 2007. In June 2008, we made the following retention bonus payments: Mr. Dotts, $300,000; Mr. Forman, $300,000; Mr. DeSimone, $120,000; and Ms. Beck, $120,000. In January 2009, we made the following retention bonus payments: Mr. Dotts, $200,000 and Mr. Forman, $200,000.

(10)
Consists of matching contributions made under our 401(k) Plan.

(11)
As described in the Company's Form 8-K filed with the SEC on December 23, 2008, Mr. Forman's employment with the Company is expected to terminate during the second quarter of 2009.

(12)
Ms. Beck's last day of employment with the Company was July 4, 2008.

(13)
Consists of $306,360 for severance, $6,900 in matching contributions made to Ms. Beck's account under our 401(k) Plan and $4,483 for the employer portion of benefit plans as a result of Ms. Beck's termination of employment on July 4, 2008.

 Grants of Plan-Based Awards

        The following table presents information regarding grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2008.

								All Other Stock Awards: Number of Shares of Stock of Units(4)(#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)($)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)(#)
Name(1)	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Rolla P. Huff	N/A	$400,000	$800,000	$1,600,000	—	—	—	—	—	$—	$—
	2/8/2008	—	—	—	200,000	300,000	400,000	—	—	—	7.16
Joseph M. Wetzel	N/A	135,200	270,400	540,800	—	—	—	—	—	—	—
	2/8/2008	—	—	—	84,375	126,563	168,750	56,250	—	—	7.16
Kevin M. Dotts	N/A	112,008	224,016	448,032	—	—	—	—	—	—	—
	2/8/2008	—	—	—	75,000	112,500	150,000	50,000			7.16
Craig I. Forman	N/A	108,675	217,350	434,700	—	—	—	—	—	—	—
	2/8/2008	—	—	—	67,500	101,250	135,000	45,000	—	—	7.16
Samuel R. DeSimone, Jr.	N/A	73,750	147,500	295,000	—	—	—	—	—	—	—
	2/8/2008	—	—	—	52,500	78,750	105,000	35,000			7.16

(1)
Ms. Beck did not receive any payouts under our non-equity incentive plans or equity incentive plans because her last day of employment with the Company was July 4, 2008.

(2)
Estimated future payouts under non-equity incentive plan awards represents bonuses earned under our 2008 Annual Bonus Plan. For 2008, our bonus plan payouts under this plan were 189% of target for the Named Executive Officers. The following amounts were earned in 2008 under the 2008 Annual Bonus Plan: Mr. Huff, $1,491,397; Mr. Wetzel, $506,444; Mr. Dotts, $419,569; Mr. Forman, $407,451; and Mr. DeSimone, $276,322.

(3)
Estimated future payouts under equity incentive plan awards represents RSUs granted in February 2008 under our 2008 long-term incentive plan. The vesting of RSUs was dependent on our achievement of a 2008 free cash flow performance target. As a result of this target being met, the following RSUs were earned: Mr. Huff, 400,000; Mr. Wetzel, 168,750; Mr. Dotts, 150,000; Mr. Forman, 135,000; and Mr. DeSimone, 105,000. 50% of the RSUs vest on February 8, 2010 (as long as the Named Executive Officer is employed by us) and 50% vest on February 8, 2011 (as long as the Named Executive Officer is employed by us).

(4)
In February 2008, we granted the following restricted stock units to our Named Executive Officers under our 2008 long-term incentive plan: Mr. Wetzel, 56,250; Mr. Dotts, 50,000; Mr. Forman, 45,000; and Mr. DeSimone, 35,000. The RSUs vest one-third on each of February 8, 2009, February 8, 2010 and February 8, 2011 (as long as the Named Executive Officer is employed by us).

(5)
The grant date fair value for stock awards was based on the grant date fair value (i.e. the closing price) of the underlying shares.

 Outstanding Equity Awards at Fiscal Year-End

        The following table presents information concerning the number and value of unexercised options, restricted stock units and incentive plan awards for the Named Executive Officers outstanding as of the end of the year ended December 31, 2008.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Units That Have Not Vested		Value of Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested
Rolla P. Huff	1,000,000	500,000	(1)	—		7.31	6/25/2017	100,000	(2)	$676,000	400,000	(3)	$2,704,000
Joseph M. Wetzel	46,875	103,125	(7)	—		6.86	8/27/2017	106,250	(8)	718,250	168,750	(3)	1,140,750
Kevin M. Dotts	75,000	—		—		6.13	7/18/2012	80,000	(4)	540,800	150,000	(3)	1,014,000
	20,000	—		—		5.10	10/17/2012
	35,000	—		—		5.56	12/19/2012
	60,000	—		—		9.01	7/21/2014
	—	—		50,000	(5)	9.51	5/4/2015
	40,625	9,375	(6)	—		10.36	9/12/2015
	37,500	37,500	(6)	—		6.90	10/24/2016
Craig I. Forman	62,500	37,500	(9)	—		8.96	5/2/2016	105,000	(10)	709,800	135,000	(3)	912,600
	37,500	37,500	(9)	—		6.90	10/24/2016
	37,500	62,500	(9)	—		7.64	5/1/2017
Samuel R. DeSimone, Jr.	39,000	—		—		22.69	3/8/2010	55,000	(11)	371,800	105,000	(3)	709,800
	140,000	—		—		10.06	8/29/2010
	60,000	—		—		9.64	1/24/2012
	30,000	—		—		5.10	10/17/2012
	20,000	—		—		5.98	1/23/2013
	20,000	—		—		9.01	7/21/2014
	—	—		50,000	(12)	9.51	5/4/2015
	32,500	7,500	(13)			10.36	9/12/2015
	22,500	22,500	(13)			6.90	10/24/2016
Linda W. Beck(14)	—	—		—		—	—	—		—	—		—

(1)
Mr. Huff's unexercisable options will vest on a pro rata monthly basis until June 25, 2011.

(2)
Mr. Huff's restricted stock units will vest as follows: (a) 50,000 on June 25, 2009 and (b) 25,000 on each of June 25, 2010 and June 25, 2011.

(3)
As a result of the 2008 performance target being achieved, 50% of these RSUs will vest on February 8, 2010 (as long as the Named Executive Officer is employed by us) and 50% will vest on February 8, 2011 (as long as the Named Executive Officer is employed by us).

(4)
Mr. Dotts' restricted stock units will vest as follows: (a) 2,500 on September 12, 2009; (b) 6,250 on each of October 24, 2009 and October 24, 2010; (c) 7,500 on August 27, 2009 and 3,750 on each of August 27, 2010 and August 27, 2011; and (d) 16,667 on each of February 8, 2009 and February 8, 2010 and 16,666 on February 8, 2011.

(5)
Mr. Dotts' unexercised unearned options vest on May 4, 2011.

(6)
Mr. Dotts' unexercisable options vest as follows: (a) 3,125 on each of March 12, 2009, June 12, 2009 and September 12, 2009; and (b) 4,688 on each of January 24, 2009, April 24, 2009, and 4,687 on each of July 24, 2009, October 24, 2009, January 24, 2010, April 24, 2010, July 24, 2010 and October 24, 2010.

(7)
Mr. Wetzel's unexercisable options vest 9,375 on each of February 27, 2009, May 27, 2009, August 27, 2009, November 27, 2009, February 27, 2010, May 27, 2010, August 27, 2010, November 27, 2010, February 27, 2011, May 27, 2011 and August 27, 2011.

(8)
Mr. Wetzel's restricted stock units will vest as follows: (a) 25,000 on August 27, 2009 and 12,500 on each of August 27, 2010 and August 27, 2011; and (b) 18,750 on each of February 8, 2009, February 8, 2010 and February 8, 2011.

(9)
Mr. Forman's unexercisable options vest as follows: (a) 6,250 on each of February 2, 2009, May 2, 2009, August 2, 2009, November 2, 2009, February 2, 2010, and May 2, 2010; (b) 4,688 on each of January 24, 2009, April 24, 2009, and 4,687 on each of July 24, 2009, October 24, 2009, January 24, 2010, April 24, 2010, July 24, 2010 and October 24, 2010; and (c) 6,250 on each of February 1, 2009, May 1, 2009, August 1, 2009, November 1, 2009, February 1, 2010, May 1, 2010, August 1, 2010, November 1, 2010, February 1, 2011 and May 1, 2011.

(10)
Mr. Forman's restricted stock units will vest as follows: (a) 6,250 on each of May 2, 2009 and May 2, 2010; (b) 6,250 on each of October 24, 2009 and October 24, 2010; (c) 17,500 on May 1, 2009 and 8,750 on each of May 1, 2010 and May 1, 2011; and (d) 15,000 on each of February 8, 2009, February 8, 2010 and February 8, 2011.

(11)
Mr. DeSimone's restricted stock units will vest as follows: (a) 2,500 on September 12, 2009; (b) 3,750 on each of October 24, 2009 and October 24, 2010; (c) 5,000 on August 27, 2009 and 2,500 on each of August 27, 2010 and August 27, 2011; and (d) 11,667 on each of February 8, 2009 and February 8, 2010 and 11,666 on February 8, 2011.

(12)
Mr. DeSimone's unexercised unearned options vest on May 4, 2011.

(13)
Mr. DeSimone's unexercisable options vest as follows: (a) 2,500 on each of March 12, 2009, June 12, 2009 and September 12, 2009; and (b) 2,812 on each of January 24, 2009, April 24, 2009, July 24, 2009, October 24, 2009 and 2,813 on each January 24, 2010, April 24, 2010, July 24, 2010 and October 24, 2010.

(14)
Ms. Beck's last day of employment with the Company was July 4, 2008. As a result, Ms. Beck had no option awards or stock awards outstanding as of December 31, 2008.

Option Exercises and Stock Vested

        The following table presents information concerning the exercise of stock options and the vesting of restricted stock units for the Named Executive Officers during the year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Rolla P. Huff	—	$—	—	$—
Joseph M. Wetzel	—	—	—	—
Kevin M. Dotts	—	—	17,500	123,900
Craig I. Forman	—	—	25,000	197,125
Samuel R. DeSimone, Jr.	—	—	12,500	91,400
Linda W. Beck	79,999	143,314	—	—

(1)
The value realized on exercise for option awards represents the number of shares acquired on exercise multiplied by the difference between the exercise price and the price of our Common Stock on the exercise date.

(2)
The value realized on vesting for stock awards represents the number of shares acquired on vesting multiplied by the closing price of our Common Stock on the vesting date.

Employment Agreements with our Chief Executive Officer and Chief Operating Officer

        Chief Executive Officer.    The employment agreement with Mr. Huff (which was amended and restated effective December 31, 2008) commenced on June 25, 2007, has a term of three years, and shall automatically continue from year-to-year thereafter subject to termination of Mr. Huff's employment as set forth in the employment agreement. The employment agreement provides for a minimum annual base salary of $800,000 per year. The employment agreement provides for a target bonus opportunity of 100% of his eligible earnings, which will be paid if the bonus criteria, as set by the Commiteee, for the applicable annual period, are met. As provided in the employment agreement, Mr. Huff was granted 100,000 restricted stock units in 2007 which will vest 50% on the second anniversary of his appointment and 25% on each annual anniversary thereafter, assuming his continued employment; 700,000 stock options which vested on September 30, 2007; 300,000 stock options which vested on December 31, 2008; and 500,000 stock options which vest on a pro rata monthly basis from January 1, 2009 until June 25, 2011, assuming his continued employment. We also agreed to pay reasonable costs and expenses associated with Mr. Huff's move to Atlanta, Georgia, and to compensate Mr. Huff for temporary living expenses up to $6,000 per month for a period of twelve months from his date of hire. We have extended this obligation to reimburse temporary living expenses until December 31, 2009.

        In addition, if Mr. Huff is terminated for any reason other than for "cause," as defined in the employment agreement, or Mr. Huff terminates his employment for "good reason," Mr. Huff will receive an amount equal to 200% of the sum of (i) his base salary and (ii) his target bonus payment for the year in which the termination occurs. This amount would be payable in a lump sum. The employment agreement provides that the Company's no longer being a reporting company with the SEC as a result of a "non-public change in control event" (as defined in the employment agreement) would be deemed to result in a significant diminution of his position, authority, duties or responsibilities with respect to his ability to terminate his employment for "good reason." If Mr. Huff terminates employment on death or a total disability (as defined in the employment agreement), he will receive (i) an amount equal to his base salary in a lump sum and (ii) his target bonus payment for the year in which he dies or is disabled in accordance with the bonus plan.

        The employment agreement restricts Mr. Huff from competing, directly or indirectly, with us or soliciting certain of our employees and officers during the term of the employment agreement and for a period of eighteen months following his termination of employment.

        Chief Operating Officer.    The employment agreement with Mr. Wetzel (which was amended and restated effective December 31, 2008) commenced on August 27, 2007, had a term of one year, and now automatically continues from year-to-year thereafter subject to termination of Mr. Wetzel's employment as set forth in the employment agreement. The employment agreement provides for a minimum annual base salary of $416,000 per year. The employment agreement provides for a target bonus opportunity of 65% of his eligible earnings, which will be paid if the bonus criteria, as set by the Committee for the applicable annual period, are met. As provided in the employment agreement, Mr. Wetzel was granted 50,000 restricted stock units in 2007 which will vest 50% on the second anniversary of his appointment and 25% on each annual anniversary thereafter, assuming his continued employment; 37,500 stock options which vested on August 27, 2008; and 112,500 stock options which vest on a pro rata quarterly basis from August 27, 2008 until August 27, 2011, assuming his continued employment. We have also agreed to pay reasonable costs and expenses associated with Mr. Wetzel's move to Atlanta, Georgia, and to compensate Mr. Wetzel for temporary living expenses up to $4,000 per month for a period of twelve months from his date of hire. We have extended this obligation to reimburse temporary living expenses until December 31, 2009.

        In addition, if a "change in control event" as defined in the employment agreement has not occurred and Mr. Wetzel is terminated for any reason other than for "cause," as defined in the employment agreement, or Mr. Wetzel terminates his employment for "good reason," Mr. Wetzel will receive an amount equal to 100% of the sum of (i) his base salary and (ii) his target bonus payment for the year in which the termination occurs. If a "non-public change in control event" occurs, Mr. Wetzel will receive an amount equal to 150% of the sum of (i) his base salary and (ii) his target bonus payment for the year in which the "change in control event" occurs, assuming he is employed at that time. If a "public change in control event" occurs and Mr. Wetzel is subsequently terminated for any reason other than for "cause" or Mr. Wetzel terminates his employment for "good reason," Mr. Wetzel will receive an amount equal to 150% of the sum of (i) his base salary and (ii) his target bonus payment for the year in which the termination occurs. These amounts would be payable in a lump sum.

        The employment agreement restricts Mr. Wetzel from competing, directly or indirectly, with us or soliciting certain of our employees and officers during the term of the employment agreement and for a period of twelve months following his termination of employment.

Potential Payments upon Termination or Change in Control

  Change-In-Control Payments

        We have a Change-In-Control Accelerated Vesting and Severance Plan, or CIC Plan, which provides our Named Executive Officers with change in control protection as described below.

        For purposes of the CIC Plan, "Change in Control" generally means a transaction pursuant to which any person acquires more than 50% of the voting power of EarthLink or any merger, reorganization or similar event where the owners of the voting stock of EarthLink before the event do not own voting stock representing at least 50% of the voting power of EarthLink or our successor after the event.

        The CIC Plan creates different benefit categories based on the employee's position with EarthLink. For purposes of the CIC Plan, the "Gold" benefit category includes our Chief Executive Officer and President. The "Silver" benefit category includes our other Named Executive Officers and other executive officers.

        If at any time (i) within 18 months after a Change in Control occurs, the employment of a participating employee is terminated by EarthLink for any reason other than Cause (as defined in the CIC Plan), disability or death or (ii) the participating employee voluntarily terminates his employment for Good Reason (as defined in the CIC Plan), such participating employee is entitled to receive the following benefits. To an employee in the Gold or Silver benefit category, we will (a) make a lump sum payment equal to 150% of the sum of the employee's salary plus bonus target and (b) pay all amounts payable with respect to such employee's elected COBRA coverage (including for spouse and dependents) for one and one-half years from termination.

        As with the compensation benefits, a participating employee's benefit category determines the accelerated vesting benefits to which he or she is entitled. For an employee in the Gold or Silver benefit category, if his or her stock options are assumed or continued after a Change in Control, all outstanding stock options granted on or before the Change in Control will vest and be exercisable in full, if not already fully vested, on termination of the employee's employment for any reason after the Change in Control occurs; however, if his or her stock options are not assumed or continued after the Change in Control, all outstanding stock options will vest and be exercisable in full contemporaneously with the Change in Control, if not already fully vested. For an employee in the Gold or Silver benefit category, if his or her restricted stock units are assumed or continued after a Change in Control, generally all outstanding restricted stock units granted on or before the Change in Control will vest and be earned and payable in full, if not already fully vested, on termination of the employee's employment for any reason after the Change in Control occurs; however, if his or her restricted stock units are not assumed or continued after the Change in Control, generally all outstanding restricted stock units will vest and be earned and payable in full contemporaneously with the Change in Control, if not already fully vested.

        We have the right to amend the CIC Plan from time to time and may terminate it at any time; provided, however, that within the four months before a Change in Control or after a Change in Control in EarthLink occurs (i) no amendment may be made that diminishes any employee's rights following such Change in Control and (ii) the CIC Plan may not be terminated.

        Our employment agreements with our Chief Executive Officer and our Chief Operating Officer also provide for payments under certain circumstances upon a change in control of EarthLink. The agreements provide that these payments and payments under the CIC Plan are not cumulative and that these officers shall be entitled to whichever payments would represent the greater amount. These change in control provisions are described further in "Employment Agreements with our Chief Executive Officer and Chief Operating Officer" on page 35 of this Proxy Statement.

        Based upon a hypothetical Change in Control date of December 31, 2008, the benefits for Mr. Huff and Mr. Wetzel under their employment agreements and the persons who were our Named Executive

Officers under the CIC Plan at such date and who are currently employed by the Company would be as follows:

Name	Base Salary	Bonus(1)	Stock Options(2)	Restricted Stock Units(3)	COBRA Coverage	Total
Rolla P. Huff	$1,600,000	$1,920,000	$—	$3,380,000	$26,242	$6,926,242
Joseph M. Wetzel	624,000	468,000	—	1,859,000	—	2,951,000
Kevin M. Dotts	560,040	392,028	122,450	1,554,800	25,312	2,654,630
Craig I. Forman	543,375	380,363	—	1,622,400	23,115	2,569,253
Samuel R. DeSimone, Jr.	442,500	287,625	65,400	1,081,600	23,115	1,900,240

(1)
The bonus amounts represent the target bonus under the 2008 Annual Bonus Plan and the 2008 Supplemental Bonus Plan. The 2008 Supplemental Bonus Plan was a special discretionary bonus plan for 2008 and will not be carried forward to 2009.

(2)
The amount of benefit for stock options represents the number of in-the-money options outstanding multiplied by the difference between the exercise price and the closing price per share of our Common Stock on December 31, 2008, or $6.76 per share.

(3)
The amount of benefit for restricted stock units represents the number of outstanding restricted stock units multiplied by the closing price of our Common Stock on December 31, 2008, or $6.76 per share.

  Retention Agreements

        In May 2007 we entered into retention agreements with the executive officers who where employed by us at that time, including Ms. Beck and Messrs. Dotts, Forman, and DeSimone. The retention agreements provided that we would award the executive a "bonus payment" payable in cash on May 1, 2008, provided that such executive was continuously employed with us from the date of the retention agreement until May 1, 2008, or with respect to certain of the executives, payable in cash installments on May 1, 2008 and January 1, 2009, provided that such executive was continuously employed until May 1, 2008 with respect to the first installment and January 1, 2009 with respect to the second installment. If we terminated the executive other than for "cause" (as defined in the retention agreements) or other than on account of death or disability before May 1, 2008, we paid the full bonus payment on, or as soon as practical after, the date of such executive's termination of employment, and with respect to certain of the executives if we terminated the executive other than for cause or on account of death and disability between May 1, 2008 and January 1, 2009, we paid the executive the second installment of the bonus payment. Our obligation to make the bonus payment in the event of a termination of employment was conditioned on certain items, including the execution by the executive of a release for our benefit relating to employment-related claims.

        The bonus payments set forth in the retention agreements for the Named Executive Officers were as follows: Kevin M. Dotts, $300,000 on May 1, 2008 and $200,000 on January 1, 2009; Craig I. Forman, $300,000 on May 1, 2008 and $200,000 on January 1, 2009; Samuel R. DeSimone, Jr., $120,000 on May 1, 2008; and Linda W. Beck, $120,000 on May 1, 2008.

  Executives' Position Elimination and Severance Plan

        We have an Executives' Position Elimination and Severance Plan that provides severance benefits to employees in the event their positions are eliminated. Eligible Named Executive Officers are entitled to the following severance pay and benefits under our Position Elimination and Severance Plan: (i) 12 months base salary paid in lump sum, (ii) an amount equal to four months of the employer portion of any premium (and the COBRA administrative fee) for coverage of those employees participating in our medical, dental and vision plans, (iii) 12 months, or up to $6,800, of executive-level outplacement services and (iv) for employees given notice that their positions are being eliminated after the first quarter of any calendar year, the pro-rata bonus, if any, otherwise payable under our executive bonus plans. Payments may be delayed to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

        Based upon a hypothetical termination date of December 31, 2008, the benefits for Mr. Huff and Mr. Wetzel under their employment agreements and the persons who were our Named Executive Officers under the Position Elimination and Severance Plan at such date would be as follows:

Name	Base Salary	Employer Portion of Benefit Plans	Outplacement Services	Pro-Rata Bonus(1)	Total
Rolla P. Huff	$1,600,000	$26,242	$6,800	$1,920,000	$3,553,042
Joseph M. Wetzel	416,000	—	6,800	312,000	734,800
Kevin M. Dotts	373,360	4,332	6,800	261,352	645,844
Craig I. Forman(2)	362,250	4,210	6,800	253,575	626,835
Samuel R. DeSimone, Jr.	295,000	4,210	6,800	191,750	497,760

(1)
The bonus amounts represent the target bonus under the 2008 Annual Bonus Plan and the 2008 Supplemental Bonus Plan. The 2008 Supplemental Bonus Plan was a special discretionary bonus plan for 2008 and will not be carried forward to 2009.

(2)
Mr. Forman's employment with the Company is expected to terminate during the second quarter of 2009.

AUDIT COMMITTEE

        Pursuant to SEC rules for proxy statements, the Audit Committee of the Board of Directors has prepared the following Audit Committee Report. The Audit Committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the Audit Committee.

Audit Committee Report

        The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing: (a) the integrity of our financial reports provided by us to any governmental body or the public, (b) our systems of internal auditing and controls, (c) management's evaluation of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and (d) our finance, auditing, accounting, legal, financial reporting and regulatory compliance as established by us. The Audit Committee operates under a written charter. During the past year, the Audit Committee has reviewed and revised its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board of Directors. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor our financial reporting process and internal control systems, including management's evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

  •
  Review and appraise the audit efforts of our independent registered public accounting firm and internal auditors; and

  •
  Provide open channels of communication among our independent registered public accounting firm, financial and senior management, the internal auditors and the Board of Directors.

Composition and Qualifications of Audit Committee

        The Audit Committee presently consists of Mr. Wisehart (Chairperson), Ms. Fuller and Mr. Koretz. Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee. The Board of Directors has determined that Mr. Wisehart is an audit committee financial expert, as defined by regulations promulgated by the SEC. The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements of Nasdaq as set forth in the NASD Listing Standards for Nasdaq-listed companies.

Election and Meetings

        The Board of Directors annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board of Directors, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Audit Committee serves at the pleasure and discretion of the Board of Directors and may be replaced or removed by the Board of Directors at any time and from time to time in its discretion. At the time of each annual election of the Audit Committee members, or at other times in the discretion of the Audit Committee or the Board of Directors, the Audit Committee designates one member of the Audit Committee to be its Chairperson; in the absence of such designation, the Board of Directors designates the Chairperson.

        The Audit Committee meets at least quarterly. The Audit Committee met ten times during 2008. The Audit Committee meets at least annually with representatives from our executive management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed. In addition, the Audit Committee or its Chairperson meets with representatives of the independent registered public accounting firm and our management at least quarterly to review our quarterly financial statements consistent with the provisions of Statement of Auditing Standards No. 114.

Responsibilities and Duties

        To fulfill its responsibilities and duties, the Audit Committee performed the following during the year ended December 31, 2008:

  Documents/Reports Review

        1.     Reviewed and discussed our annual financial statements, management's report on internal control over financial reporting and all certifications, reports, opinions or reviews rendered by our independent registered public accounting firm.

        2.     Discussed with our financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited financial statements and certain other disclosures to be included in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports that contain financial information. Management has represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles.

  Independent Registered Public Accounting Firm

        3.     Recommended to the Board of Directors the selection of Ernst & Young LLP as our independent registered public accounting firm for 2008. The Audit Committee evaluates the performance of the independent registered public accounting firm. The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed by Statement of

Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU Sect. 380), regulations promulgated by the SEC and the Public Company Accounting Oversight Board. These discussions included the scope of the independent registered public accounting firm's responsibilities; significant accounting adjustments; any disagreements with management; the quality, not just the acceptability, of accounting principles; reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with Ernst & Young LLP that firm's independence with respect to us.

        4.     Approved all fees and other compensation paid to Ernst & Young LLP. Monitored compliance with pre-approval policies and procedures, and otherwise pre-approved all non-audit engagements of Ernst & Young LLP.

        5.     Periodically consulted with representatives of the independent registered public accounting firm out of the presence of our management regarding internal controls and the fullness and accuracy of our financial statements.

  Financial Reporting Process

        6.     Reviewed the integrity of our financial reporting process, both internal and external, in consultation with representatives of the independent registered public accounting firm and our internal financial and accounting personnel.

        7.     Considered any significant judgments made in management's preparation of our financial statements and management's view of each as to the appropriateness of such judgments.

        8.     Considered the independent registered public accounting firm's judgments about the quality and appropriateness of our accounting principles as applied to its financial reporting.

        9.     Reviewed our description of our critical accounting policies in our Annual Report on Form 10-K.

  Internal Controls; Legal Compliance/Risk Management; General

        10.   Discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of our internal controls and internal audit functions, organization, responsibilities, budget and staffing.

        11.   Approved management's engagement of a third-party consulting firm to support our internal audit function.

        12.   Reviewed, with our internal and outside legal counsel, legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on our financial statements.

        13.   Reviewed and discussed with management our major financial and operating risks and exposures and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

        14.   Reviewed related party transactions.

        15.   Considered in advance the potential financial statement impact and internal control consequences of any material financing transactions and acquisitions and significant investments under consideration.

  Section 404 of the Sarbanes-Oxley Act of 2002

        16.   Reviewed the report of management regarding the effectiveness of our internal control over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC, as well as Ernst & Young LLP's Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the effectiveness of internal control over financial reporting. During the year ended December 31, 2008, management updated the documentation and performed testing and evaluation of our internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. In this regard, the Audit Committee received periodic updates provided by management, the internal auditors and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.

        Based on the Audit Committee's discussions with management and Ernst & Young LLP and the Audit Committee's review of the representation of management and report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements and management's report on internal control over financial reporting in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

                      Submitted by: Audit Committee
                      M. Wayne Wisehart (Chairperson)
                      Marce Fuller
                      David A. Koretz

        The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

 PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, independent registered public accounting firm, to audit and report on our financial statements for the year ending December 31, 2009. We have engaged Ernst & Young LLP as our independent registered public accounting firm since July 2000. We expect that a representative of Ernst & Young LLP will be present at the 2009 Annual Meeting of Stockholders to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

        In connection with the audit of the 2008 financial statements, we entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures.

        During the years ended December 31, 2007 and 2008, Ernst & Young LLP billed us the fees set forth below, including expenses, in connection with services rendered by that firm to us.

	Year Ended December 31,
	2007	2008
Audit fees	$1,369,200	$1,050,000
Audit-related fees	25,000	21,000
Other fees	1,500	155,950

Total	$1,395,700	$1,226,950

        Audit fees include fees for services rendered for the audit of our annual financial statements and the reviews of the interim financial statements included in quarterly reports. Audit fees also include fees associated with rendering an opinion on our management report on internal control over financial reporting as of December 31, 2008 in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for review of documents filed with the SEC.

        Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to the performance of certain agreed-upon procedures required by one of our technology vendors.

        Other fees include fees associated with performing financial due diligence in connection with potential business transactions.

        The Audit Committee of the Board of Directors has considered whether the provision of services described above under "Audit-related fees" and "Other fees" is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that it is compatible.

Audit Committee Pre-Approval Policy

        The Audit Committee's policy is that all audit and non-audit services provided by its independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for audit services are established on an annual basis, detailed as to the particular service or category of services to be performed and implemented by our financial officers. Pre-approval spending limits for permissible non-audit services are established on a quarterly basis, detailed as to the particular service or category of services to be performed and implemented by our financial officers. Any audit or non-audit service fees that may be incurred by us during a quarter that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee prior to the performance of services. On a quarterly basis, the Audit Committee reviews and itemizes all fees paid to its independent registered public accounting firm in the prior quarter (including fees approved by the Chairperson of the Audit Committee between regularly scheduled meetings and fees approved by our financial officers pursuant to the pre-approval policies described above) and further reviews and itemizes all fees expected to be paid in the upcoming quarter. The Audit Committee may revise its pre-approval spending limits and policies at any time. None of the fees paid to the independent registered public accounting firm were approved by the Audit Committee after the services were rendered pursuant to the "de minimis" exception established by the SEC for the provision of non-audit services.

        THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

        Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required but is being presented as a matter of good corporate practice. Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

PROPOSAL 3

STOCKHOLDER PROPOSAL REGARDING A REPORT ON OUR INTERNET NETWORK MANAGEMENT PRACTICES

        A stockholder has informed us that it intends to present the following proposal at the 2009 Annual Meeting of Stockholders. We are not responsible for the content of the proposal or supporting statement. We will provide our stockholders with the proponent's name and address and the number of shares of Common Stock held by the proponent promptly upon receipt of an oral or written request.

Stockholder Proposal

        Report on Our Company's Network Management Practices,
Public Expectations of Privacy and Freedom of Expression on the Internet

        The Internet is becoming the defining infrastructure of our economy and society in the 21st century. Its potential to open new markets for commerce, new venues for cultural expression and new modalities of civic engagement is without historic parallel.

        Internet Service Providers (ISPs) serve as gatekeepers to this infrastructure: providing access, managing traffic, insuring communication, and forging rules that shape, enable and limit the public's use of the Internet.

        As such, ISPs have a weighty responsibility in devising network management practices. ISPs must give far-ranging thought to how these practices serve to promote—or inhibit—the public's participation in the economy and in civil society.

        Of fundamental concern is the effect ISPs' network management practices have on public expectations of privacy and freedom of expression on the Internet.

        Whereas:

  •
  More than 211 million Americans—70% of the U.S. population—now use the Internet;

  •
  The Internet serves as an engine of opportunity for social, cultural and civic participation in society;

  •
  46% of Americans report they have used the internet, e-mail or text messaging to participate in the 2008 political process;

  •
  The Internet yields significant economic benefits to society, with online US retailing revenues—only one gauge of e-commerce—exceeding $200 billion in 2008;

  •
  The Internet plays a critical role in addressing societal challenges such as provision of health care, with over 8 million Americans looking for health information online each day;

  •
  72% of Americans are concerned that their online behaviors are being tracked and profiled by companies;

  •
  53% of Americans are uncomfortable with companies using their email content or browsing history to send relevant ads;

  •
  54% of Americans are uncomfortable with third parties collecting information about their online behavior;

  •
  Our Company provides Internet access to a very large number of subscribers and is considered a leading ISP;

  •
  Our Company's network management practices have come under public scrutiny by consumer and civil liberties groups, regulatory authorities and shareholders.

  •
  Class action lawsuits in several states are challenging the propriety of ISPs' network management practices;

  •
  Internet network management is a significant public policy issue; failure to fully and publicly address this issue poses potential competitive, legal and reputational harm to our Company;

  •
  Any perceived compromise by ISPs of public expectations of privacy and freedom of expression on the Internet could have a chilling effect on the use of the Internet and detrimental effects on society.

        Therefore, be it resolved, that shareholders request that the Board of Directors prepare a report, excluding proprietary and confidential information, and to be made available to shareholders no later than November 30, 2009, examining the effects of the company's Internet network management practices in the context of the significant public policy concerns regarding the public's expectations of privacy and freedom of expression on the Internet.

Board of Directors' Statement in Opposition to Proposal Regarding a Report on Our Internet Network Management Practices

        We share the proponents' desire to promote freedom of expression and privacy on the Internet. Our existing policies and practices incorporate a variety of legal and ethical principles including those pertaining to privacy and freedom of expression on the Internet. We are continually evolving and enhancing these practices, as well as reviewing our consumer privacy policies and practices to ensure that we remain consistent with the high expectations that our customers and users have about their privacy. We also work diligently to promote competition, freedom of expression and choice on the Internet. In light of our current efforts and established policies and practices relating to privacy and freedom of expression, we believe that the preparation of the report requested by this proposal would not be an appropriate use of our resources or any more informative than the existing policies we make available and, therefore, is not in our stockholders' best interests.

        Our management invests significant time and resources to ensure that our activities and policies protect an individual's desire for privacy and freedom of expression on the Internet. We maintain a specific corporate policy on privacy, our Privacy Policy, which is publicly available through our website at http://www.earthlink.net/about/policies/privacy. The Privacy Policy describes how we collect information from subscribers to our services, how we use the information we collect and the choices subscribers have concerning the collection and use of such information. This Privacy Policy demonstrates our firm commitment to privacy and security.

        Additionally, in August 2008, we responded to a request from the U.S. Congressional Committee on Energy and Commerce and the Subcommittee on Telecommunications and the Internet that addressed concerns about the tailoring of Internet advertising based upon consumers' Internet search, surfing or other use. The report is publicly available through our website at our 2009 Annual Meeting of Stockholders site at http://www.earthlink.net/about/investor/index.faces. The proponents specifically cite concerns about behaviorally targeted advertising, where the ISP uses a consumer's Internet browsing history in order to deliver specially-tailored advertising. As noted in our August 2008 report, we have monitored developments in the industry and the related privacy questions that have arisen concerning such advertising. The information contained in the August 2008 report remains accurate.

        With respect to the protection of freedom of expression, we support the vibrant, open nature of the Internet. We have encouraged the Federal Communications Commission (FCC) to protect consumer freedom by promoting competition in the market and we are actively engaged in efforts to maximize Internet freedom. We have publicly supported net neutrality and related efforts. Net neutrality is the idea of a broadband network that is free of restrictions on content and applications. We set forth our support of such efforts in comments provided to the FCC in June 2007 in response to a Notice of Inquiry relating to In the Matter of Broadband Industry Practices, which are publicly available through our website at our 2009 Annual Meeting of Stockholders site at http://www.earthlink.net/about/investor/index.faces. In these comments we stated our support of marketplace protection of net neutrality. We stated that we specifically oppose the current cable and telecommunications companies duopoly attempts to limit the ability of consumers to use applications of the consumers' choice and other anticompetitive discriminatory conduct. The practices of some ISPs, such as service-provider affiliation or pay-to-prioritize plans, result in limiting the freedom of consumers to use the applications of the consumers' choice. Companies like EarthLink provide consumers another option and provide alternatives to anticompetitive or consumer-unfriendly behaviors, including behaviors restricting freedom of expression.

        We also believe the proposal is misdirected in being sent to EarthLink and is misleading with respect to its generalization of all ISPs. As evidenced above, we support the ideas of protection of privacy and freedom of expression on the Internet and our policies and practices in these areas are public information. In generalizing the ISP industry, the proponent has provided a list of "facts" that do not apply to EarthLink. For example, the supporting statement to the proposal states that "[our] network management practices have come under public scrutiny by consumer and civil liberties groups, regulatory authorities and shareholders." This is incorrect. It also states that "Class action lawsuits in several states are challenging the propriety of ISPs' network management practices." EarthLink has not been subject to such a lawsuit.

        In our Privacy Policy, our August 2008 privacy report, our June 2007 FCC comments and other publicly available information, we have clearly stated our policies promoting privacy and freedom of expression on the Internet. We believe these materials, together with future updates, address the intent of the proponents' proposal but in a manner that is beneficial to our stockholders. We believe that the preparation of an additional report as requested by the proponents is an unnecessary use of our resources and would not provide our stockholders with any additional beneficial information. We believe that the interests of our stockholders will best be served if we continue to focus our efforts on further developing and implementing our policies and practices.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE "AGAINST" THE STOCKHOLDER PROPOSAL REGARDING A REPORT ON OUR INTERNET NETWORK MANAGEMENT PRACTICES.

 OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the 2009 Annual Meeting of Stockholders. However, if any other matters are properly brought before the 2009 Annual Meeting of Stockholders, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

        The cost of the solicitation of proxies on behalf of EarthLink will be borne by us. In addition, our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

        In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, such proposals must be received by us at our executive offices at 1375 Peachtree Street, Atlanta, GA 30309, Attention: Corporate Secretary, on or prior to December 1, 2009.

        Stockholders may bring other business before the annual meeting only in accordance with the provisions of our Amended and Restated Bylaws, which require, among other things, that notice be given to us no later than 90 days prior to the meeting. The 2010 Annual Meeting of Stockholders is scheduled for May 4, 2010. Management may use its discretionary authority to vote against any such proposals. For information regarding the requirement for submitting recommendations for director nominees, see "Corporate Governance Matters—Identifying and Evaluating Nominees" on page 7 of this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

        We will provide without charge to each stockholder, on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statements. Requests should be directed to EarthLink, Inc., 1375 Peachtree Street, Atlanta, Georgia 30309, Attention: Vice President—Investor Relations. Our Annual Report on Form 10-K also may be accessed through our website at www.earthlink.net. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report on Form 10-K. Any of the exhibits may be obtained at the SEC's website, www.sec.gov, or by written request to the Vice President—Investor Relations.

BENEFICIAL OWNERS

        Unless we have received contrary instructions, we may send a single copy of our proxy materials to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce our expenses.

        If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

        If your shares are registered in your own name, please contact us at our executive offices at 1375 Peachtree Street, Atlanta, Georgia 30309, Attention: Vice President—Investor Relations, to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

                      By order of the Board of Directors,

                      Rolla P. Huff
                       Chairman of the Board, Chief Executive Officer and President

Atlanta, Georgia
March 24, 2009

EARTHLINK, INC. C/O AMERICAN STOCK TRANSFER & TRUST COMPANY 59 MAIDEN LANE NEW YORK, NY 10038	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS. If you would like to reduce the costs incurred by EarthLink, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EarthLink, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EARTH1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EARTHLINK, INC.

		For All	Withhold All	For All Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 LISTED BELOW.		☐	☐	☐
1.	Election of three Class I directors nominated by the Board of Directors for a three-year term
01) Marce Fuller 02) Thomas E. Wheeler 03) M. Wayne Wisehart
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors to serve as EarthLink's independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3 LISTED BELOW.		For	Against	Abstain

3.	Stockholder proposal regarding a report on EarthLink's Internet network management practices.	☐	☐	☐

The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

NOTE: Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian or as an officer signing for a corporation or other entity, please give full title under signature.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report/10K are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EARTHLINK, INC.

        The undersigned stockholder(s) of EarthLink, Inc., a Delaware corporation ("EarthLink"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for EarthLink's 2009 Annual Meeting of Stockholders, and hereby appoints Rolla P. Huff and Kevin M. Dotts, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of EarthLink to be held at 4:00 p.m. (local time) on Tuesday, May 5, 2009, at EarthLink's offices at 1375 Peachtree Street, NW, Atlanta, GA 30309, or at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" PROPOSALS 1 AND 2 AND "AGAINST" PROPOSAL 3 AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please date, sign and mail your proxy card back as soon as possible!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

QuickLinks

EARTHLINK, INC. 1375 Peachtree Street Atlanta, Georgia 30309 (404) 815-0770
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT For the Annual Meeting of Stockholders to be held May 5, 2009
PROPOSAL 1 ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
2008 Annual Bonus Plan Performance Targets (in millions)
2008 Annual Bonus Plan Performance Targets and Achievement (in millions)
2008 Long-Term Incentive Plan Performance Targets (January 1—December 31, 2008) (in millions)
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
AUDIT COMMITTEE
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 STOCKHOLDER PROPOSAL REGARDING A REPORT ON OUR INTERNET NETWORK MANAGEMENT PRACTICES
OTHER MATTERS
SOLICITATION OF PROXIES
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K
BENEFICIAL OWNERS